EXHIBIT 99.3
Item 8.  Financial Statements and Supplementary Data

Index to Consolidated Financial Statements

Page

Consolidated Financial Statements as of September 2, 2010 and September 3, 2009 and for the fiscal years ended September 2, 2010, September 3, 2009 and August 28, 2008:

Consolidated Statements of Operations	2

Consolidated Balance Sheets	3

Consolidated Statements of Shareholders’ Equity	4

Consolidated Statements of Cash Flows	5

Notes to Consolidated Financial Statements	6

Report of Independent Registered Public Accounting Firm	40

Financial Statement Schedule:

Schedule II – Valuation and Qualifying Accounts	42

MICRON TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions except per share amounts)

For the year ended	September 2, 2010	September 3, 2009	August 28, 2008

Net sales	$8,482	$4,803	$5,841
Cost of goods sold	5,768	5,243	5,896
Gross margin	2,714	(440)	(55)

Selling, general and administrative	528	354	455
Research and development	624	647	680
Restructure	(10)	70	33
Goodwill impairment	--	58	463
Other operating (income) expense, net	(17)	107	(91)
Operating income (loss)	1,589	(1,676)	(1,595)

Gain from acquisition of Numonyx	437	--	--
Interest income	18	22	79
Interest expense	(178)	(182)	(118)
Other non-operating income (expense), net	54	(16)	(13)
	1,920	(1,852)	(1,647)

Income tax (provision) benefit	19	(1)	(18)
Equity in net income (loss) of equity method investees, net of tax	(39)	(140)	--
Net income (loss)	1,900	(1,993)	(1,665)

Net (income) loss attributable to noncontrolling interests	(50)	111	10
Net income (loss) attributable to Micron	$1,850	$(1,882)	$(1,655)

Earnings (loss) per share:
Basic	$2.09	$(2.35)	$(2.14)
Diluted	1.85	(2.35)	(2.14)

Number of shares used in per share calculations:
Basic	887.5	800.7	772.5
Diluted	1,050.7	800.7	772.5

See accompanying notes to consolidated financial statements.

MICRON TECHNOLOGY, INC.

CONSOLIDATED BALANCE SHEETS
(in millions except par value amounts)

As of	September 2, 2010	September 3, 2009

Assets
Cash and equivalents	$2,913	$1,485
Receivables	1,531	798
Inventories	1,770	987
Other current assets	119	74
Total current assets	6,333	3,344
Intangible assets, net	323	344
Property, plant and equipment, net	6,601	7,089
Equity method investments	582	315
Restricted cash	335	56
Other noncurrent assets	519	311
Total assets	$14,693	$11,459

Liabilities and equity
Accounts payable and accrued expenses	$1,509	$1,037
Deferred income	298	209
Equipment purchase contracts	183	222
Current portion of long-term debt	712	424
Total current liabilities	2,702	1,892
Long-term debt	1,648	2,379
Other noncurrent liabilities	527	249
Total liabilities	4,877	4,520

Commitments and contingencies

Micron shareholders’ equity:
Common stock, $0.10 par value, 3,000 shares authorized, 994.5 shares issued and outstanding (848.7 in 2009)	99	85
Additional capital	8,446	7,257
Accumulated deficit	(536)	(2,385)
Accumulated other comprehensive income (loss)	11	(4)
Total Micron shareholders’ equity	8,020	4,953
Noncontrolling interests in subsidiaries	1,796	1,986
Total equity	9,816	6,939
Total liabilities and equity	$14,693	$11,459

See accompanying notes to consolidated financial statements.

MICRON TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(in millions)

	Micron Shareholders
	Common Stock		Additional Capital	Retained Earnings (Accumulated) Deficit	Accumulated Other Comprehensive Income (Loss)	Total Micron Shareholders’ Equity	Noncontrolling Interests in Subsidiaries	Total Equity
	Number of Shares	Amount

Balance at August 30, 2007	757.9	$76	$6,913	$1,153	$(7)	$8,135	$2,607	$10,742

Comprehensive income (loss):
Net loss				(1,655)		(1,655)	(10)	(1,665)
Other comprehensive income (loss):
Net unrealized gain (loss) on investments, net of tax					(1)	(1)		(1)
Total comprehensive income (loss)						(1,656)	(10)	(1,666)

Contributions from noncontrolling interests						--	400	400
Stock-based compensation expense			48			48		48
Stock issued under stock plans	3.7		3			3		3
Distributions to noncontrolling interests							(132)	(132)
Repurchase and retirement of common stock	(0.5)		(4)			(4)		(4)
Adoption of uncertain tax position standard				(1)		(1)		(1)
Balance at August 28, 2008	761.1	$76	$6,960	$(503)	$(8)	$6,525	$2,865	$9,390

Comprehensive income (loss):
Net loss				(1,882)		(1,882)	(111)	(1,993)
Other comprehensive income (loss):
Net unrealized gain (loss) on investments, net of tax					12	12		12
Pension liability adjustment, net of tax					1	1		1
Net gain (loss) on foreign currency translation adjustment, net of tax					(9)	(9)		(9)
Total comprehensive income (loss)						(1,878)	(111)	(1,989)

Issuance of common stock	69.3	7	269			276		276
Stock-based compensation expense			44			44		44
Contributions from noncontrolling interests						--	24	24
Stock issued for business acquisition	1.8		12			12		12
Stock issued under stock plans	4.0	1				1		1
Distributions to noncontrolling interests						--	(705)	(705)
Reduction in noncontrolling interest from share purchase						--	(87)	(87)
Purchase of capped calls			(25)			(25)		(25)
Repurchase and retirement of common stock	(0.5)		(2)			(2)		(2)
Exercise of stock rights held by Intel	13.0	1	(1)			--		--
Balance at September 3, 2009	848.7	$85	$7,257	$(2,385)	$(4)	$4,953	$1,986	$6,939

Comprehensive income (loss):
Net income				1,850		1,850	50	1,900
Other comprehensive income (loss):
Net gain (loss) on foreign currency translation adjustment, net of tax					11	11		11
Net unrealized gain (loss) on investments, net of tax					5	5		5
Net gain (loss) on derivatives, net of tax					1	1	(1)	--
Pension liability adjustment, net of tax					(2)	(2)		(2)
Total comprehensive income (loss)						1,865	49	1,914

Stock issued in acquisition of Numonyx	137.7	14	1,098			1,112		1,112
Stock-based compensation expense			93			93		93
Contributions from noncontrolling interests							38	38
Stock issued under stock plans	6.6		8			8		8
Distributions to noncontrolling interests							(267)	(267)
Repurchase and retirement of common stock	(2.4)		(20)	(1)		(21)		(21)
Exercise of stock rights held by Intel	3.9					--		--
Increase in noncontrolling interest from share purchase			10			10	(10)	--
Balance at September 2, 2010	994.5	$99	$8,446	$(536)	$11	$8,020	$1,796	$9,816

See accompanying notes to consolidated financial statements.

MICRON TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

For the year ended	September 2, 2010	September 3, 2009	August 28, 2008

Cash flows from operating activities
Net income (loss)	$1,900	$(1,993)	$(1,665)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,005	2,186	2,096
Stock-based compensation	93	46	48
Equity in net income (loss) of equity method investees, net of tax	39	140	--
Provision to write-down inventories to estimated market values	27	603	282
Gain from acquisition of Numonyx	(437)	--	--
Gain from Inotera and Hynix JV stock issuances, net	(52)	--	--
Noncash restructure charges (credits)	(17)	156	7
(Gain) loss from disposition of property, plant and equipment	(1)	54	(66)
Goodwill impairment	--	58	463
Change in operating assets and liabilities:
(Increase) decrease in receivables	(516)	126	(26)
Increase in inventories	(121)	(356)	(40)
Increase (decrease) in accounts payable and accrued expenses	54	44	(130)
Increase in deferred income	84	81	28
Other	38	61	21
Net cash provided by operating activities	3,096	1,206	1,018

Cash flows from investing activities
Expenditures for property, plant and equipment	(616)	(488)	(2,529)
Increase in restricted cash	(240)	(56)	--
Acquisition of equity method investments	(165)	(408)	(84)
Purchases of available-for-sale securities	(3)	(6)	(283)
Proceeds from sale of the Hynix JV	423	--	--
Cash acquired from acquisition of Numonyx	95	--	--
Proceeds from sales of property, plant and equipment	94	26	187
Proceeds from maturities of available-for-sale securities	--	130	547
Distributions from equity method investments	--	41	--
Other	(36)	87	70
Net cash used for investing activities	(448)	(674)	(2,092)

Cash flows from financing activities
Proceeds from debt	200	716	837
Cash received from noncontrolling interests	38	24	400
Proceeds from issuance of common stock, net of costs	8	276	4
Proceeds from equipment sale-leaseback transactions	--	4	111
Repayments of debt	(840)	(429)	(698)
Payments on equipment purchase contracts	(330)	(144)	(387)
Distributions to noncontrolling interests	(267)	(705)	(132)
Other	(29)	(32)	(10)
Net cash provided by (used for) financing activities	(1,220)	(290)	125

Net increase (decrease) in cash and equivalents	1,428	242	(949)
Cash and equivalents at beginning of year	1,485	1,243	2,192
Cash and equivalents at end of year	$2,913	$1,485	$1,243

Supplemental disclosures
Income taxes refunded (paid), net	$2	$(43)	$(36)
Interest paid, net of amounts capitalized	(95)	(107)	(84)
Noncash investing and financing activities:
Stock and restricted stock units issued in acquisition of Numonyx	1,112	--	--
Equipment acquisitions on contracts payable and capital leases	420	331	501
Noncash assets contributed for interest in Transform	65	--	--

See accompanying notes to consolidated financial statements.

MICRON TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All tabular amounts in millions except per share amounts)

Significant Accounting Policies

Basis of presentation:  We are a global manufacturer and marketer of semiconductor devices, principally DRAM, NAND Flash and NOR Flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products.  In addition, we manufacture CMOS image sensors and other semiconductor products.  The accompanying consolidated financial statements include the accounts of Micron Technology, Inc. and its consolidated subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America.

In the second quarter of 2011, we reorganized our business to better align with our markets.  All prior period amounts have been retrospectively adjusted to reflect this reorganization.  After the reorganization, we have the following four reportable segments:

DRAM Solutions Group ("DSG"): Includes high-volume DRAM products sold to the PC, consumer electronics, networking and server markets.

NAND Solutions Group ("NSG"):  Includes high-volume NAND Flash products sold into data storage, personal music players, and portions of computing markets, as well as NAND Flash products sold to Intel through our consolidated IM Flash joint ventures.

Wireless Solutions Group ("WSG"): Includes DRAM, NAND Flash and NOR Flash products, including multi-chip packages, sold to the mobile device market.

Embedded Solutions Group ("ESG"):  Includes DRAM, NAND Flash and NOR Flash products sold into automotive and industrial applications, as well as NOR and NAND flash sold to consumer electronics, networking, PC and server markets.

Our fiscal 2010, 2009 and 2008 contained 52, 53 and 52 fiscal weeks, respectively.  All period references are to our fiscal periods unless otherwise indicated.

Use of estimates:  The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires our management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures.  Estimates and judgments are based on historical experience, forecasted events and various other assumptions that we believe to be reasonable under the circumstances.  Estimates and judgments may differ under different assumptions or conditions.  We evaluate our estimates and judgments on an ongoing basis.  Actual results could differ from estimates.

Product warranty:  We generally provide a limited warranty that our products are in compliance with our specifications existing at the time of delivery.  Under our general terms and conditions of sale, liability for certain failures of product during a stated warranty period is usually limited to repair or replacement of defective items or return of, or a credit with respect to, amounts paid for such items.  Under certain circumstances, we provide more extensive limited warranty coverage than that provided under our general terms and conditions.  Our warranty obligations are not material.

Revenue recognition:  We recognize product or license revenue when persuasive evidence that a sales arrangement exists, delivery has occurred, the price is fixed or determinable and collectability is reasonably assured.  Since we are unable to estimate returns and changes in market price, and therefore the price is not fixed or determinable, sales made under agreements allowing pricing protection or rights of return (other than for product warranty) are deferred until customers have resold the product.

Research and development:  Costs related to the conceptual formulation and design of products and processes are expensed as research and development as incurred.  Determining when product development is complete requires judgment.  Development of a product is deemed complete once the product has been thoroughly reviewed and tested for performance and reliability.  Subsequent to product qualification, product costs are valued in inventory.  Product design and other research and development costs for NAND Flash and DRAM are shared with our joint venture partners.  Amounts receivable from these cost-sharing arrangements are reflected as a reduction of research and development expense.  (See "Equity Method Investments" and "Consolidated Variable Interest Entities – NAND Flash joint ventures with Intel" notes.)

Stock-based compensation:  Stock-based compensation is measured at the grant date, based on the fair value of the award, and is recognized as expense under the straight-line attribution method over the requisite service period.  We issue new shares upon the exercise of stock options or conversion of share units.  (See "Equity Plans" note.)

Functional currency:  The U.S. dollar is the functional currency for all of our consolidated operations.

Earnings per share:  Basic earnings per share is computed based on the weighted-average number of common shares and stock rights outstanding.  Diluted earnings per share is computed based on the weighted-average number of common shares and stock rights outstanding plus the dilutive effects of stock options, convertible notes and restricted shares.  Potential common shares that would increase earnings per share amounts or decrease loss per share amounts are antidilutive and are, therefore, excluded from diluted earnings per share calculations.

Financial instruments:  Cash equivalents include highly liquid short-term investments with original maturities to us of three months or less, readily convertible to known amounts of cash.  Investments with original maturities greater than three months and remaining maturities less than one year are included in short-term investments.  Investments with remaining maturities greater than one year are included in other noncurrent assets.  Securities classified as available-for-sale are stated at market value.  The carrying value of investment securities sold is determined using the specific identification method.

Derivative and hedging instruments:  We use derivative financial instruments, primarily forward contracts, to manage exposures to foreign currency. We do not use financial instruments for trading or speculative purposes. Derivative instruments are measured at fair value and recognized as either assets or liabilities.

We use forward contracts not designated as hedging instruments to hedge our balance sheet exposures to foreign currencies. The gain or loss associated with these contracts is recognized in other income (expense).

We use forward contracts designated as cash flow hedges to hedge certain forecasted capital expenditures.  The effective portion of the gain or loss on the derivatives is included as a component of other comprehensive income (loss) in shareholders’ equity.  The amount in accumulated other comprehensive income (loss) for these cash flow hedges are reclassified into earnings in the same line items of the consolidated statements of operation and in the same periods in which the underlying transaction affects earnings.  Changes in the time value are excluded from the assessment of hedge effectiveness.  The ineffective or excluded portion of the gain or loss is included in other operating income (expense).

Inventories:  Inventories are stated at the lower of average cost or market value.  Cost includes labor, material and overhead costs, including product and process technology costs.  Determining fair market values of inventories involves numerous judgments, including projecting average selling prices and sales volumes for future periods and costs to complete products in work in process inventories.  When fair market values are below costs, we record a charge to cost of goods sold to write down inventories to their estimated market value in advance of when the inventories are actually sold.  Inventories are categorized as memory (primarily DRAM and NAND Flash and NOR Flash), imaging and microdisplay products for purposes of determining average cost and fair market value.  The major characteristics considered in determining inventory categories are product type and markets.

Product and process technology:  Costs incurred to acquire product and process technology or to patent technology are capitalized and amortized on a straight-line basis over periods ranging up to 10 years.  We capitalize a portion of costs incurred based on the historical and projected patents issued as a percent of patents we filed.  Capitalized product and process technology costs are amortized over the shorter of (i) the estimated useful life of the technology, (ii) the patent term or (iii) the term of the technology agreement.  Fully-amortized assets are removed from product and process technology and accumulated amortization.

Property, plant and equipment:  Property, plant and equipment are stated at cost and depreciated using the straight-line method over estimated useful lives of 5 to 30 years for buildings, 2 to 20 years for equipment and 3 to 5 years for software.  Assets held for sale are carried at the lower of cost or estimated fair value and are included in other noncurrent assets.  When property or equipment is retired or otherwise disposed of, the net book value of the asset is removed and we recognize any gain or loss in our results of operations.

We capitalize interest on borrowings during the active construction period of major capital projects.  Capitalized interest is added to the cost of the underlying assets and is amortized over the useful lives of the assets.  We capitalized interest costs of $5 million, $5 million and $21 million in 2010, 2009 and 2008, respectively.

Recently adopted accounting standards:  In May 2008, the Financial Accounting Standards Board ("FASB") issued a new accounting standard for convertible debt instruments that may be settled in cash upon conversion, including partial cash settlement.  This standard requires that issuers of these types of convertible debt instruments separately account for the liability and equity components of such instruments in a manner such that interest cost is recognized at the entity’s nonconvertible debt borrowing rate in subsequent periods.  We adopted this standard as of the beginning of 2010 and retrospectively accounted for our $1.3 billion 1.875% convertible senior notes under the provisions of this guidance from the May 2007 issuance date of the notes.  As a result, prior financial statement amounts were recast.  (See "Adjustments for Retrospective Application of New Accounting Standards" note.)

In December 2007, the FASB issued a new accounting standard on noncontrolling interests in consolidated financial statements.  This standard requires that (1) noncontrolling interests be reported as a separate component of equity, (2) net income attributable to the parent and to the noncontrolling interest be separately identified in the statement of operations, (3) changes in a parent’s ownership interest while the parent retains its controlling interest be accounted for as equity transactions and (4) any retained noncontrolling equity investment upon the deconsolidation of a subsidiary be initially measured at fair value.  We adopted this standard as of the beginning of 2010.  As a result, prior financial statement amounts were recast.  (See "Adjustments for Retrospective Application of New Accounting Standards" note.)

In December 2007, the FASB issued a new accounting standard on business combinations, which establishes the principles and requirements for how an acquirer (1) recognizes and measures in its financial statements identifiable assets acquired, liabilities assumed, and any noncontrolling interests in the acquiree, (2) recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase and (3) determines what information to disclose.  We adopted this standard effective as of the beginning of 2010.  The initial adoption did not have a significant impact on our financial statements.  The acquisition of Numonyx was accounted for under the provisions of this new standard. (See "Numonyx Holdings B.V." note.)

In September 2006, the FASB issued a new accounting standard on fair value measurements and disclosures, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.  We adopted this standard effective as of the beginning of 2009 for financial assets and financial liabilities.  We adopted this standard effective as of the beginning of 2010 for all other assets and liabilities.  The adoptions did not have a significant impact on our financial statements.

Recently issued accounting standards:  In June 2009, the FASB issued a new accounting standard on variable interest entities which (1) replaces the quantitative-based risks and rewards calculation for determining whether an enterprise is the primary beneficiary in a variable interest entity with an approach that is primarily qualitative, (2) requires ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity and (3) requires additional disclosures about an enterprise’s involvement in variable interest entities.  We are required to adopt this standard as of the beginning of 2011.  We do not expect the initial adoption of this standard to have a significant impact on our financial statements as of the adoption date.  The impact on periods subsequent to the initial adoption will depend on the nature and extent of our variable interest entities after the beginning of 2011.

Numonyx Holdings B.V.

On May 7, 2010, we completed our acquisition of Numonyx, which manufactures and sells NOR Flash, NAND Flash, DRAM and Phase Change memory technologies and products.  We acquired Numonyx to further strengthen our portfolio of memory products, increase manufacturing and revenue scale, access Numonyx’s customer base and provide opportunities to increase multi-chip offerings in the embedded and mobile markets.  In connection therewith, we issued 137.7 million shares of our common stock in exchange for all of the outstanding Numonyx capital stock and issued 4.8 million restricted stock units to employees of Numonyx in exchange for all of their outstanding restricted stock units.  The total fair value of the consideration paid for Numonyx was $1,112 million and consisted of $1,091 million for the shares issued to the Numonyx shareholders and $21 million for the restricted stock units issued to employees of Numonyx.  The fair value of the consideration was determined based on the trading price of our common shares on the acquisition date discounted for the resale restrictions on the shares.  Of the shares issued to the Numonyx shareholders, 21.0 million were placed in escrow as partial security for the Numonyx shareholders’ indemnity obligations resulting from the acquisition.  The shares in escrow may be sold after November 6, 2010, but the proceeds from any sale remain in escrow until May 7, 2011, at which time the escrow assets are payable to the Numonyx shareholders, net of any of our indemnification claims.  Included in the selling, general and administrative expenses in the results of operations for 2010 are transaction costs of $20 million incurred in connection with this acquisition.

We determined the fair value of the assets and liabilities of Numonyx as of May 7, 2010 utilizing an in-exchange model.  Because the purchase price was less than the fair value of net assets of Numonyx, we recognized a gain on the acquisition of $437 million.  We believe the gain realized in acquisition accounting was the result of a number of factors, including the following: significant losses recognized by Numonyx during the recent downturn in the semiconductor memory industry; substantial volatility in Numonyx’s primary markets; market perceptions that future opportunities for Numonyx products in certain markets are limited; the liquidity afforded to the sellers as a result of the limited opportunities to realize the value of their investment in Numonyx; and potential gains to the sellers through their investment in our equity from synergies we realize with Numonyx.  The consideration and valuation of assets acquired and liabilities assumed were as follows:

Consideration:
Fair value of common stock issued	$1,091
Fair value of restricted stock units issued	21
$1,112

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash and equivalents	$95
Receivables	256
Inventories	689
Other current assets	28
Intangible assets	29
Property, plant and equipment	344
Equity method investment	414
Other noncurrent assets	307

Accounts payable and accrued expenses	(310)
Other current liabilities	(5)
Other noncurrent liabilities	(298)
Total net assets acquired	1,549
Gain on acquisition	(437)
$1,112

Other noncurrent liabilities in the table above include contingent liabilities of $66 million for uncertain tax positions (a significant portion for which we have recorded an indemnification asset in other noncurrent assets in the table above) and $15 million for our obligation, subject to certain conditions, to guarantee certain debt of Hynix-Numonyx Semiconductor Ltd., an acquired equity method investment.  These amounts were estimated based on the present value of probability-weighted cash flows.  The results of operations for 2010 include $635 million of net sales and $13 million of operating losses from the Numonyx operations after the May 7, 2010 acquisition date.  (See "Equity Method Investments – Hynix JV" note.)

The following unaudited pro forma financial information presents the combined results of operations as if Numonyx had been combined with us as of the beginning of 2009.  The pro forma financial information includes the accounting effects of the business combination, including the adjustment of amortization of intangible assets, depreciation of property, plant and equipment, interest expense and elimination of intercompany sales, as if Numonyx were actually combined with us as of the beginning of 2009.  The unaudited pro forma financial information below is not necessarily indicative of either future results of operations or results that might have been achieved had Numonyx been combined with us as of the beginning of 2009.

	2010	2009

Net sales	$9,895	$6,464
Net income (loss)	1,923	(2,230)
Net income (loss) attributable to Micron	1,873	(2,119)
Earnings (loss) per share:
Basic	$1.90	$(2.31)
Diluted	1.72	(2.31)

The unaudited pro forma financial information for 2010 includes the results for the year ended September 2, 2010 and the results of Numonyx, including the adjustments described above, for the approximate fiscal year ended September 2, 2010.  The pro forma information for 2009 includes our results for the year ended September 3, 2009 and the results of Numonyx, including the adjustments described above, for the year ended September 27, 2009.

Supplemental Balance Sheet Information

Receivables	2010	2009

Trade receivables (net of allowance for doubtful accounts of $4 million and $5 million, respectively)	$1,238	$591
Income and other taxes	115	49
Related party receivables	64	70
Other	114	88
	$1,531	$798

As of September 2, 2010 and September 3, 2009, related party receivables included $57 million and $69 million, respectively, due from Aptina Imaging Corporation ("Aptina") under a wafer supply agreement for image sensor products.

As of September 2, 2010 and September 3, 2009, other receivables included $30 million and $29 million, respectively, due from Intel Corporation ("Intel") for amounts related to NAND Flash product design and process development activities.  As of September 2, 2010, other receivables also included $17 million from Nanya Technology Corporation ("Nanya") for amounts related to DRAM development costs under a cost sharing agreement.  Other receivables as of September 3, 2009 also included $40 million due from settlement of litigation.

Inventories	2010	2009

Finished goods	$623	$233
Work in process	1,031	649
Raw materials and supplies	116	105
	$1,770	$987

The results of operations for the second and first quarters of 2009 included charges of $234 million and $369 million, respectively, to write down the carrying value of work in process and finished goods inventories of memory products (both DRAM and NAND Flash) to their estimated market values.  The results of operations for the fourth, second and first quarters of 2008, include charges of $205 million, $15 million and $62 million, respectively, to write down the carrying value of work in process and finished goods inventories.

Intangible Assets

	2010		2009
	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization

Product and process technology	$439	$(181)	$439	$(181)
Customer relationships	127	(66)	127	(50)
Other	23	(19)	28	(19)
	$589	$(266)	$594	$(250)

During 2010 and 2009, we capitalized $48 million and $88 million, respectively, for product and process technology with weighted-average useful lives of 7 years and 9 years, respectively.  In addition, in connection with the acquisition of Numonyx in the third quarter of 2010, we recorded other intangible assets of $29 million for to a supply agreement, which was amortized through August 2010 when the agreement ended.  (See "Numonyx Holdings B.V." note.)

Amortization expense for intangible assets was $96 million, $75 million and $80 million for 2010, 2009 and 2008, respectively.  Annual amortization expense for intangible assets is estimated to be $68 million for 2011, $59 million for 2012, $53 million for 2013, $45 million for 2014 and $29 million for 2015.

Property, Plant and Equipment	2010	2009

Land	$95	$96
Buildings (includes $184 million and $184 million, respectively, for capital leases)	4,394	4,473
Equipment (includes $745 million and $630 million, respectively, for capital leases)	12,970	11,834
Construction in progress	73	47
Software	281	268
	17,813	16,718
Accumulated depreciation (includes $478 million and $331 million, respectively, for capital leases)	(11,212)	(9,629)
	$6,601	$7,089

Depreciation expense was $1,826 million, $2,039 million and $1,976 million for 2010, 2009 and 2008, respectively.

As of September 2, 2010, property, plant and equipment with a carrying value of $1,079 million was collateral under the TECH credit facility and $31 million of property, plant and equipment was collateral under other liabilities.  (See "Debt" and "TECH Semiconductor Singapore Pte. Ltd." notes.)

Other noncurrent assets included buildings and equipment classified as held for sale of $56 million as of September 2, 2010 and $81 million as of September 3, 2009.

Goodwill

In the second quarter of 2009, our imaging operations (the primary component of All Other segment) experienced a severe decline in sales, margins and profitability due to a significant decline in demand as a result of the downturn in global economic conditions.  The drop in market demand resulted in significant declines in average selling prices and unit sales.  Due to these market and economic conditions, our imaging operations experienced a significant decline in market value.  Accordingly, in the second quarter of 2009, we performed an assessment of our imaging operations goodwill for impairment.  Based on this assessment, we wrote off all of the $58 million of goodwill associated with our imaging operations as of March 5, 2009.

In the first and second quarters of 2008, we experienced a sustained, significant decline in our stock price.  As a result of the decline in stock prices, our market capitalization fell significantly below the recorded value of our consolidated net assets for most of the second quarter of 2008.  The reduced market capitalization at that time reflected, in part, the lower average selling prices for the NSG segment (previously part of the Memory segment) and expected continued weakness in pricing for our memory products.  Accordingly, in the second quarter of 2008, we performed an assessment of NSG segment goodwill for impairment.  Based on this assessment, we wrote off all the $463 million of goodwill associated with our NSG segment as of February 28, 2008.

Equity Method Investments

	September 2, 2010		September 3, 2009
	Carrying Value	Ownership Percentage	Carrying Value	Ownership Percentage

Inotera	$434	29.9%	$229	29.8%
MeiYa	44	50.0%	42	50.0%
Transform	82	50.0%	--	--
Aptina	22	35.0%	44	35.0%
	$582		$315

Equity in net income (loss) of equity method investees, net of tax, included:

For the year ended	2010	2009

Inotera:
Equity method losses, net	$(56)	$(166)
Inotera Amortization	55	38
Other	(5)	(2)
	(6)	(130)

MeiYa	1	(10)
Transform	(12)	--
Aptina	(24)	--
Hynix JV	2	--
	$(39)	$(140)

Our maximum exposure to loss from our involvement with our equity method investments that are variable interest entities was as follows:

As of	September 2, 2010

Inotera	$428
Transform	87
MeiYa	49

The maximum exposure to loss is determined based on the amounts recorded in the accompanying consolidated balance sheets and primarily includes the carrying value of our investment as well as related translation adjustments in accumulated other comprehensive income and receivables.  We may also incur losses in connection with our obligations under the Inotera Supply Agreement to purchase 50% of Inotera’s wafer production under a long-term pricing arrangement.

Inotera and MeiYa DRAM joint ventures with Nanya:  We have partnered with Nanya in two Taiwan DRAM memory companies, Inotera Memories, Inc. ("Inotera") and MeiYa Technology Corporation ("MeiYa").  We have concluded that both Inotera and MeiYa are variable interest entities because of the terms of their supply agreements with us and Nanya.  Nanya is considered to be a related party under the accounting standards for consolidating variable interest entities.  We reviewed several factors to determine whether we are the primary beneficiary of Inotera and MeiYa, including the size and nature of the entities’ operations relative to us and Nanya, the nature of day-to-day operations and certain other factors.  Based on those factors, we determined that Nanya is more closely associated with, and therefore the primary beneficiary of, Inotera and MeiYa.  We recognize our share of earnings or losses from these entities under the equity method on a two-month lag.

We also partner with Nanya to jointly develop process technology and designs to manufacture stack DRAM products.  In addition, we have deployed and licensed certain intellectual property related to the manufacture of stack DRAM products to Nanya and licensed certain intellectual property from Nanya.  Under this licensing arrangement, we recognized $65 million, $105 million and $37 million during 2010, 2009 and 2008, respectively, of license revenue in net sales from this arrangement.  Under a cost sharing arrangement effective beginning in April 2010, we generally share DRAM development costs equally with Nanya and, as a result, our research and development costs were reduced by $51 million in 2010.  We also received $6 million of royalty revenue in 2010 from Nanya for sales of stack DRAM products manufactured by or for Nanya on process nodes of 50nm or higher and will continue to receive royalties from Nanya associated with technology developed prior to the joint development arrangement.

Inotera:  In the first quarter of 2009, we acquired a 35.5% ownership interest in Inotera, a publicly-traded entity in Taiwan, from Qimonda AG ("Qimonda").  In August 2009, Inotera sold 640 million common shares in a public offering.  As a result, our equity ownership interest decreased from 35.5% to 29.8% and we recognized a gain of $56 million in the first quarter of 2010.  On February 6, 2010, as part of another offering of 640 million common shares, we and Nanya each paid $138 million to purchase approximately 196 million shares, slightly increasing our equity ownership interest from 29.8% to 29.9%.  As of September 2, 2010, we held a 29.9% ownership interest in Inotera, Nanya held 30.0% and the balance was publicly held.

The carrying value of our initial investment in Inotera was less than our proportionate share of its equity.  That difference is being amortized as a credit to earnings through equity in net income (losses) of equity method investees (the "Inotera Amortization").  As of September 2, 2010, $121 million of Inotera Amortization remained to be recognized over a weighted-average period of 4 years.  The $56 million gain recognized in the first quarter of 2010 on Inotera’s issuance of shares included $33 million of accelerated Inotera Amortization.

In connection with the initial acquisition of our shares in Inotera, we and Nanya entered into a supply agreement with Inotera (the "Inotera Supply Agreement") for rights and obligations to purchase 50% of Inotera’s wafer production capacity of trench and stack DRAM products.  Our cost for the Inotera wafers is based on a margin sharing formula that considers all parties’ manufacturing costs related to wafers purchased from Inotera, as well as the selling prices of our and Nanya’s products from the wafers.  In 2010, we purchased $693 million of DRAM products (primarily trench technology) under the Inotera Supply Agreement.

In the second quarter of 2009, Qimonda filed for bankruptcy and defaulted on its obligations to purchase trench DRAM products from Inotera under a separate supply agreement between Inotera and Qimonda ("the Qimonda Supply Agreement").  Pursuant to our obligation under the Inotera Supply Agreement to purchase up to 50% of Inotera’s trench DRAM capacity, less any trench DRAM products sold to Qimonda pursuant to the Qimonda Supply Agreement, we recorded $95 million in cost of goods sold in 2009 for underutilized capacity as a result of Qimonda’s default.

In the third quarter of 2009, we received $50 million from Inotera pursuant to the terms of a technology transfer agreement and, in connection therewith, recognized $13 million of revenue in 2010.  Inotera’s functional currency is the New Taiwan Dollar ("NTD") and as of September 2, 2010 and September 3, 2009, there was a gain of $7 million and a loss of $(3) million, respectively, in accumulated other comprehensive income (loss) for cumulative translation adjustments from our investment in Inotera.  Based on the closing trading price of Inotera’s shares in an active market on September 2, 2010, the market value of our equity interest in Inotera was $674 million.

Summarized financial information for Inotera is as follows (the summarized results of operations of Inotera in the table below for the period ended June 30, 2009 are from the period we acquired our ownership interest on October 20, 2008 through June 30, 2009):

As of	June 30, 2010	June 30, 2009

Current assets	$600	$450
Noncurrent assets (primarily property, plant and equipment)	3,506	3,315
Current liabilities	1,352	1,789
Noncurrent liabilities	882	740

For the Year and Period Ended, Respectively	June 30, 2010	June 30, 2009

Net sales	$1,399	$670
Gross margin	(63)	(370)
Loss from operations	(125)	(462)
Net loss	(181)	(534)

MeiYa:  We formed MeiYa with Nanya in the fourth quarter of 2008.  In connection with the acquisition of our equity interest in Inotera, we entered into a series of agreements with Nanya pursuant to which both parties ceased future funding of, and resource commitments to, MeiYa.  MeiYa sold substantially all of its assets to Inotera and in the fourth quarter of 2009 we received a $27 million distribution.  As of September 2, 2010, we and Nanya each held 50% ownership interest in MeiYa.  MeiYa’s functional currency is the NTD and as of September 2, 2010 and September 3, 2009, there were cumulative translation losses of $5 million and $6 million, respectively, included in our consolidated balance sheet in the caption accumulated other comprehensive income (loss).

Pursuant to a technology transfer agreement, we received $50 million from MeiYa in the first quarter of 2009.  Our technology transfer agreement with MeiYa was supplanted by our technology transfer agreement with Inotera and we returned the $50 million with accrued interest to MeiYa in the fourth quarter of 2009.

Transform: On December 18, 2009, we acquired a 50% interest in Transform, a subsidiary of Origin Energy Limited ("Origin"), which is a public company in Australia.  Transform is a developer, manufacturer and marketer of photovoltaic technology and solar panels.  In exchange for the equity interest in Transform, we contributed assets with a fair value of $65 million, consisting of manufacturing facilities, equipment, intellectual property and a fully-paid lease to a portion of our Boise, Idaho manufacturing facilities.  The carrying value of the nonmonetary assets was approximately equal to the fair value of the equity interest in Transform and, as a result, no gain or loss was recognized on the contribution.  As of September 2, 2010, we and Origin each held a 50% ownership interest in Transform.  During 2010, we and Origin each contributed $26 million of cash to Transform.  Our results of operations for 2010 include $15 million of net sales, which approximates our cost, for transition services provided to Transform.

As of September 2, 2010, our other noncurrent assets included $33 million for the manufacturing facilities leased to Transform and liabilities included $33 million for deferred rent revenue on the fully-paid lease.  Additionally, as of September 2, 2010, other noncurrent assets and liabilities included $5 million for the value of certain equipment and intangible assets, which we were obligated to contribute to Transform.

We have concluded that Transform is a variable interest entity because its equity is not sufficient to permit Transform to finance its activities without additional subordinated financial support from its investors.  Origin is considered to be a related party under the accounting standards for consolidating variable interest entities.  We reviewed several factors to determine whether we are the primary beneficiary of Transform, including the relationships and significance of Transform’s activities and operations relative to us and Origin and certain other factors.  Based on those factors, we determined that Origin is more closely associated with, and therefore the primary beneficiary of, Transform.  We recognize our share of earnings or losses from Transform under the equity method on a two-month lag.

Aptina:  In the fourth quarter of 2009, we sold a 65% interest in Aptina, previously a wholly-owned subsidiary, to Acquisition L.P. (owned primarily by Riverwood Capital LLC and TPG Partners VI, L.P.).  Aptina is a CMOS imaging technology company.  In connection with the transaction, we received approximately $35 million in cash, retained a 35% ownership interest and recorded a loss of $41 million.  A portion of the 65% interest held by Acquisition L.P. is in the form of convertible preferred shares that have a liquidation preference over the common shares.  As a result, as of September 2, 2010, our remaining interest represented 64% of Aptina’s common stock, and Acquisition L.P. held 36% of Aptina’s common stock.  We recognize our share of earnings or losses from Aptina under the equity method (based on our 64% ownership of its common stock) on a two-month lag.

We manufacture imaging products for Aptina under a wafer supply agreement.  In 2010 and 2009, we recognized sales of $372 million and $70 million, respectively, and cost of goods sold of $385 million and $60 million, respectively, from products sold to Aptina.

Hynix JV:  In connection with our purchase of Numonyx on May 7, 2010, we acquired a 20.7% noncontrolling equity interest in Hynix-Numonyx Semiconductor Ltd. (the "Hynix JV"), a joint venture with Hynix Semiconductor, Inc. ("Hynix") and Hynix Semiconductor (WUXI) Limited.  The change in control of Numonyx gave Hynix the right to purchase all of our equity interest in the Hynix JV.  Hynix exercised its right to purchase our interest in the Hynix JV and consummated the equity transfer on August 31, 2010 for $423 million.  (See "Numonyx Holdings B.V." note.)

Hynix JV Supply Agreement: Pursuant to the terms of a supply agreement with the Hynix JV, we purchased $122 million of memory products from the Hynix JV in 2010.  The Hynix JV was permitted to terminate the existing supply agreement with Numonyx concurrent with the consummation of Hynix’s acquisition of our ownership interest in the Hynix JV.  On July 29, 2010, we entered into a new supply agreement with Hynix, which provides for the continued supply of products through September 30, 2011 at market rates.

Hynix JV Loan Guarantee:  Concurrent with the Numonyx acquisition, we entered into agreements with STMicroelectronics N.V. and DBS Bank Ltd. ("DBS") that require us to guarantee, under certain conditions, an outstanding loan, made by DBS to the Hynix JV and as a result, we recorded a $15 million liability as of the acquisition date representing the estimated fair value of the guarantee.  The outstanding balance of the Hynix JV loan was $250 million as of the acquisition date and is due in periodic installments from 2014 through 2016.  Under the agreements, on August 31, 2010 the conditions for the guarantee were satisfied and we deposited $250 million of proceeds from the sale of our interest in the Hynix JV into a pledged account at DBS to collateralize the guarantee of the loan.  The amount on deposit in the DBS account is accounted for as restricted cash.  The amount on deposit and our guarantee decrease as payments are made by the Hynix JV against the loan.

Accounts Payable and Accrued Expenses	2010	2009

Accounts payable	$799	$526
Salaries, wages and benefits	346	147
Related party payables	194	83
Income and other taxes	51	32
Customer advances	4	150
Other	115	99
	$1,509	$1,037

Related party payables primarily consisted of amounts due to Inotera under the Inotera Supply Agreement of $105 million and $51 million as of September 2, 2010 and September 3, 2009, respectively, for the purchase of DRAM products and $32 million as of September 3, 2009 for underutilized capacity.  As of September 2, 2010, related party payables also included $86 million for amounts due for the purchase of memory products under the Hynix JV supply agreement.  (See "Equity Method Investments" note.)

As of September 2, 2010 and September 3, 2009, other accounts payable and accrued expenses included $16 million and $24 million, respectively, for amounts due to Intel for NAND Flash product design and process development and licensing fees pursuant to a product designs development agreement.  As of September 3, 2009, customer advances included $142 million to provide certain memory products to Apple Computer, Inc. ("Apple") pursuant to a prepaid NAND Flash supply agreement.

Debt	2010	2009

Convertible senior notes, stated interest rate of 1.875%, effective interest rate of 7.9%, net of discount of $242 million and $295 million, respectively, due June 2014	$1,058	$1,005
Capital lease obligations, weighted-average imputed interest rate of 7.2% and 6.7%, respectively, due in monthly installments through February 2023	527	559
TECH credit facility, effective interest rates of 3.9% and 3.6%, respectively, net of discount of $2 million and $2 million, respectively, due in periodic installments through May 2012	348	548
Convertible senior notes, interest rate of 4.25%, due October 2013	230	230
Mai-Liao Power note, stated interest rate of 2.3% and 2.4%, respectively, effective interest rate of 12.1%, net of discount of $4 million and $18 million, respectively, due November 2010	196	182
EDB note, denominated in Singapore dollars, interest rate of 5.4%	--	208
Convertible subordinated notes, interest rate of 5.6%	--	70
Other notes	1	1
	2,360	2,803
Less current portion	(712)	(424)
	$1,648	$2,379

In May 2007, we issued $1.3 billion of 1.875% Convertible Senior Notes due June 1, 2014 (the "Convertible Notes").  The issuance costs totaled $26 million and the net proceeds were $1,274 million.  The initial conversion rate is 70.2679 shares of common stock per $1,000 principal amount of Convertible Notes, equivalent to an initial conversion price of approximately $14.23 per share of common stock.  Holders may convert the notes prior to the close of business on the business day immediately preceding the maturity date of the Convertible Notes only under the following circumstances: (1) during any calendar quarter beginning after August 30, 2007 (and only during such calendar quarter), if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 130% of the then applicable conversion price per share of the Convertible Notes (approximately $18.50); (2) if the Convertible Notes have been called for redemption; (3) if specified distributions to holders of our common stock are made, or specified corporate events occur, as specified in the indenture for the Convertible Notes; (4) during the five business days after any five consecutive trading-day period in which the trading price per $1,000 principal amount for each day of that period was less than 98% of the product of the closing price of our common stock and the then applicable conversion rate of the Convertible Notes; or (5) at any time on or after March 1, 2014.  Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of common stock.  If a holder elects to convert its Convertible Notes in connection with a make-whole change in control, as defined in the indenture, we will, in certain circumstances, pay a make-whole premium by increasing the conversion rate of the converted notes.  On or after June 6, 2011, we may redeem for cash all or part of the Convertible Notes if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading-day period ending within five trading days prior to the date on which we provide notice of redemption.  The redemption price is 100% of the principal amount to be redeemed, plus accrued and unpaid interest.  Upon a change in control or a termination of trading, as defined in the indenture, the holders may require us to repurchase for cash all or a portion of their Convertible Notes at a repurchase price equal to 100% of the principal amount, plus accrued and unpaid interest, if any.  In the first quarter of 2010, we adopted a new accounting standard for certain convertible debt.  The new standard was applicable to the Convertible Notes and requires the liability and equity components to be stated separately.  (See "Adjustment for Retrospective Application of New Accounting Standards" note.)

In 2010, we recorded $121 million in capital lease obligations with a weighted-average imputed interest rate of 9.5%, payable in periodic installments through December 2020.  As of September 2, 2010, we had $30 million of capital lease obligations with covenants that require minimum levels of tangible net worth, cash and investments.  In the second quarter of 2009, we modified the covenants associated with this lease agreement and deposited $27 million of collateral into a restricted cash account.  On May 13, 2010, the remaining collateral in the restricted cash account was released.  We were in compliance with our covenants related to capital lease obligations as of September 2, 2010.

In 2008, our joint venture subsidiary, TECH Semiconductor Singapore Pte. Ltd. ("TECH"), drew $600 million under a credit facility at SIBOR plus 2.5%.  Payments are due in $50 million quarterly installments through May 2012.  The credit facility is collateralized by substantially all of the assets of TECH (approximately $1,778 million as of September 2, 2010) and contains covenants that, among other requirements, establish certain liquidity, debt service coverage and leverage ratios, and restrict TECH’s ability to incur indebtedness, create liens and acquire or dispose of assets.  In the first quarter of 2010, the covenants were modified and as of September 2, 2010, TECH was in compliance with the covenants.  We have guaranteed 100% of the outstanding amount of the TECH credit facility.  Under the terms of the credit facility, TECH had $60 million in restricted cash as of September 2, 2010.

On April 15, 2009, we issued $230 million of 4.25% Convertible Senior Notes due October 15, 2013 (the "4.25% Senior Notes").  Issuance costs for the 4.25% Senior Notes totaled $7 million.  The initial conversion rate is 196.7052 shares of common stock per $1,000 principal amount, equivalent to approximately $5.08 per share of common stock, and is subject to adjustment upon the occurrence of certain events specified in the indenture.  Holders of the 4.25% Senior Notes may convert them at any time prior to October 15, 2013.  If there is a change in control, as defined in the indenture, we may, in certain circumstances, pay a make-whole premium by increasing the conversion rate of the converted notes.  We may not redeem the 4.25% Senior Notes prior to April 20, 2012.  On or after April 20, 2012, we may redeem for cash all or part of the 4.25% Senior Notes if the closing price of our common stock has been at least 135% of the conversion price (approximately $6.86) for at least 20 trading days during a 30 consecutive trading-day period.  The redemption price will equal 100% of the principal amount plus a make-whole premium equal to the present value of the remaining interest payments from the redemption date to the date of maturity.  Upon a change in control or a termination of trading, as defined in the indenture, we may be required to repurchase for cash all or a portion of the 4.25% Senior Notes at a repurchase price equal to 100% of the principal plus any accrued and unpaid interest to, but excluding, the repurchase date.

In the first quarter of 2009, in connection with the purchase of our equity interest in Inotera, we entered into a two-year, variable-rate term loan with Nan Ya Plastics, an affiliate of Nanya, and received loan proceeds of $200 million.  Under the terms of the loan agreement, interest is payable quarterly at LIBOR plus 2%.  The interest rate resets quarterly and was 2.3% per annum as of September 2, 2010.  Based on imputed interest rate of 12.1%, we recorded the Nan Ya Plastics loan net of a discount of $28 million, which is recognized as interest expense over the life of the loan.  In the first quarter of 2010, the note payable to Nan Ya Plastics was replaced with a note payable to Mai-Liao Power Corporation ("Mai-Liao"), an affiliate of Nan Ya Plastics.  Nan Ya Plastics and Mai-Liao Power Corporation are subsidiaries of Formosa Plastics Corporation.  The note to Mai-Liao has the same terms and remaining maturity as the previous note to Nan Ya Plastics.  The note to Mai-Liao is collateralized by a first-priority security interest in certain of our Inotera shares aggregating a maximum market value of $250 million.  As of September 2, 2010, the carrying value of the collateral was $161 million.  (See "Equity Method Investments – Inotera and MeiYa DRAM joint ventures with Nanya – Inotera" note.)

On June 1, 2010, we repaid the outstanding balance of $213 million to the Singapore Economic Development Board that was due February 2012.

On April 1, 2010, we repaid the outstanding balance of $70 million and accrued interest on the 5.6% convertible subordinated notes.  The conversion option of these notes expired unexercised.

As of September 2, 2010, maturities of notes payable and future minimum lease payments under capital lease obligations were as follows:

	Notes Payable	Capital Lease Obligations

2011	$400	$347
2012	150	79
2013	--	49
2014	1,530	23
2015	--	20
2016 and thereafter	--	84
Discount and interest, respectively	(248)	(75)
	$1,832	$527

Commitments

As of September 2, 2010, we had commitments of approximately $1.2 billion for the acquisition of property, plant and equipment.  We lease certain facilities and equipment under operating leases.  Total rental expense was $41 million, $28 million and $39 million for 2010, 2009 and 2008, respectively.  We also sublease certain facilities and buildings under operating leases to Aptina and recognized $6 million of rental income in 2010.  Minimum future rental commitments and minimum future sublease rentals to be received from Aptina under noncancelable subleases are as follows:

	Operating Lease Commitments	Operating Sublease Rentals

2011	$31	$(3)
2012	20	(3)
2013	18	(3)
2014	13	(1)
2015	8	--
2016 and thereafter	41	--
	$131	$(10)

Contingencies

We have accrued a liability and charged operations for the estimated costs of adjudication or settlement of various asserted and unasserted claims existing as of the balance sheet date, including those described below.  We are currently a party to other legal actions arising out of the normal course of business, none of which are expected to have a material adverse effect on our business, results of operations or financial condition.

In the normal course of business, we are a party to a variety of agreements pursuant to which we may be obligated to indemnify the other party.  It is not possible to predict the maximum potential amount of future payments under these types of agreements due to the conditional nature of our obligations and the unique facts and circumstances involved in each particular agreement.  Historically, our payments under these types of agreements have not had a material adverse effect on our business, results of operations or financial condition.

We are involved in the following antitrust, patent and securities matters.

Antitrust matters:  On May 5, 2004, Rambus, Inc. ("Rambus") filed a complaint in the Superior Court of the State of California (San Francisco County) against us and other DRAM suppliers alleging that the defendants harmed Rambus by engaging in concerted and unlawful efforts affecting Rambus DRAM ("RDRAM") by eliminating competition and stifling innovation in the market for computer memory technology and computer memory chips.  Rambus’ complaint alleges various causes of action under California state law including, among other things, a conspiracy to restrict output and fix prices, a conspiracy to monopolize, intentional interference with prospective economic advantage, and unfair competition.  Rambus alleges that it is entitled to actual damages of more than a billion dollars and seeks joint and several liability, treble damages, punitive damages, a permanent injunction enjoining the defendants from the conduct alleged in the complaint, interest, and attorneys’ fees and costs.  A trial date has not been scheduled.

At least sixty-eight purported class action price-fixing lawsuits have been filed against us and other DRAM suppliers in various federal and state courts in the United States and in Puerto Rico on behalf of indirect purchasers alleging price-fixing in violation of federal and state antitrust laws, violations of state unfair competition law, and/or unjust enrichment relating to the sale and pricing of DRAM products during the period from April 1999 through at least June 2002.  The complaints seek joint and several damages, trebled, in addition to restitution, costs and attorneys’ fees.  A number of these cases have been removed to federal court and transferred to the U.S. District Court for the Northern District of California for consolidated pre-trial proceedings.  In July, 2006, the Attorneys General for approximately forty U.S. states and territories filed suit in the U.S. District Court for the Northern District of California.  The complaints allege, among other things, violations of the Sherman Act, Cartwright Act, and certain other states’ consumer protection and antitrust laws and seek joint and several damages, trebled, as well as injunctive and other relief.  On October 3, 2008, the California Attorney General filed a similar lawsuit in California Superior Court, purportedly on behalf of local California government entities, alleging, among other things, violations of the Cartwright Act and state unfair competition law.  On June 23, 2010, we executed a settlement agreement resolving these purported class-action indirect purchaser cases and the pending cases of the Attorneys General relating to alleged DRAM price-fixing in the United States.  Subject to certain conditions, including final court approval of the class settlements, we agreed to pay a total of approximately $67 million in three equal installments over a two-year period.

Three purported class action lawsuits alleging price-fixing of DRAM products also have been filed against us in Quebec, Ontario, and British Columbia, Canada, on behalf of direct and indirect purchasers, asserting violations of the Canadian Competition Act.  The substantive allegations in these cases are similar to those asserted in the DRAM antitrust cases filed in the United States.  Plaintiffs’ motion for class certification was denied in the British Columbia and Quebec cases in May and June 2008, respectively.  Plaintiffs subsequently filed an appeal of each of those decisions.  On November 12, 2009, the British Columbia Court of Appeal reversed the denial of class certification and remanded the case for further proceedings.  The appeal of the Quebec case is still pending.

In February and March 2007, All American Semiconductor, Inc., Jaco Electronics, Inc., and the DRAM Claims Liquidation Trust each filed suit against us and other DRAM suppliers in the U.S. District Court for the Northern District of California after opting-out of a direct purchaser class action suit that was settled.  The complaints allege, among other things, violations of federal and state antitrust and competition laws in the DRAM industry, and seek joint and several damages, trebled, as well as restitution, attorneys’ fees, costs and injunctive relief.

On June 21, 2010, the Brazil Secretariat of Economic Law of the Ministry of Justice ("SDE") announced that it had initiated an investigation relating to alleged anticompetitive activities within the DRAM industry.  The SDE’s Notice of Investigation names various DRAM manufacturers and certain executives, including us, and focuses on the period from July 1998 to June 2002.

On September 24, 2010, Oracle America Inc. ("Oracle"), successor to Sun Microsystems, a DRAM purchaser that opted-out of a direct purchaser class action suit that was settled, filed suit against us in U.S. District Court for the Northern District of California.  The complaint alleges DRAM price-fixing and other violations of federal and state antitrust and unfair competition laws based on purported conduct for the period from August 1, 1998 through at least June 15, 2002.  Oracle is seeking joint and several damages, trebled, as well as restitution, disgorgement, attorneys’ fees, costs and injunctive relief.

Three purported class action lawsuits alleging price-fixing of SRAM products have been filed in Canada, asserting violations of the Canadian Competition Act.  These cases assert claims on behalf of a purported class of individuals and entities that purchased SRAM products directly or indirectly from various SRAM suppliers.

In addition, three purported class action lawsuits alleging price-fixing of Flash products have been filed in Canada, asserting violations of the Canadian Competition Act.  These cases assert claims on behalf of a purported class of individuals and entities that purchased Flash memory directly and indirectly from various Flash memory suppliers.

We are unable to predict the outcome of these lawsuits and therefore cannot estimate the range of possible loss.  The final resolution of these alleged violations of antitrust laws could result in significant liability and could have a material adverse effect on our business, results of operations or financial condition.

Patent matters:  As is typical in the semiconductor and other high technology industries, from time to time, others have asserted, and may in the future assert, that our products or manufacturing processes infringe their intellectual property rights.  In this regard, we are engaged in litigation with Rambus relating to certain of Rambus’ patents and certain of our claims and defenses.  Our lawsuits with Rambus are pending in the U.S. District Court for the District of Delaware, U.S. District Court for the Northern District of California, Germany, France, and Italy.

On August 28, 2000, we filed a complaint against Rambus in the U.S. District Court for the District of Delaware seeking monetary damages and declaratory and injunctive relief.  The complaint alleges, among other things, various anticompetitive activities and also seeks a declaratory judgment that certain Rambus patents are invalid or unenforceable.  Rambus subsequently filed an answer and counterclaim in Delaware alleging, among other things, infringement of twelve Rambus patents and seeking monetary damages and injunctive relief.  We subsequently added claims and defenses based on Rambus’ alleged spoliation of evidence and litigation misconduct.  The spoliation and litigation misconduct claims and defenses were heard in a bench trial before Judge Robinson in October 2007.  On January 9, 2009, Judge Robinson entered an opinion in our favor holding that Rambus had engaged in spoliation and that the twelve Rambus patents in the suit were unenforceable against us.  Rambus subsequently appealed the decision to the U.S. Court of Appeals for the Federal Circuit.  That appeal is pending.  In the U.S. District Court for the Northern District of California, Rambus’ complaint alleges that certain of our DDR2, DDR3, RLDRAM, and RLDRAM II products infringe as many as fourteen Rambus patents and seeks monetary damages, treble damages, and injunctive relief.  The trial on the patent phase of that case has been stayed pending resolution of Rambus’ appeal of the Delaware spoliation decision or further order of the California Federal Court.

On March 6, 2009, Panavision Imaging, LLC filed suit against us and Aptina Imaging Corporation, then a wholly-owned subsidiary ("Aptina"), in the U.S. District Court for the Central District of California.  The complaint alleges that certain of our and Aptina’s image sensor products infringe four Panavision Imaging U.S. patents and seeks injunctive relief, damages, attorneys’ fees, and costs.

On December 11, 2009, Ring Technology Enterprises of Texas LLC ("Ring") filed suit against us in the U.S. District Court for the Eastern District of Texas alleging that certain of our memory products infringe one Ring U.S. patent.  On June 26, 2010, we executed a settlement agreement with Ring resolving the dispute for an immaterial amount.

Among other things, the above lawsuits pertain to certain of our SDRAM, DDR SDRAM, DDR2 SDRAM, DDR3 SDRAM, RLDRAM and image sensor products, which account for a significant portion of net sales.

We are unable to predict the outcome of assertions of infringement made against us and therefore cannot estimate the range of possible loss.  A court determination that our products or manufacturing processes infringe the intellectual property rights of others could result in significant liability and/or require us to make material changes to our products and/or manufacturing processes.  Any of the foregoing could have a material adverse effect on our business, results of operations or financial condition.

Securities matters:  On February 24, 2006, a putative class action complaint was filed against us and certain of our officers in the U.S. District Court for the District of Idaho alleging claims under Section 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder.  Four substantially similar complaints subsequently were filed in the same Court.  The cases purport to be brought on behalf of a class of purchasers of our stock during the period February 24, 2001 to February 13, 2003.  The five lawsuits have been consolidated and a consolidated amended class action complaint was filed on July 24, 2006.  The complaint generally alleges violations of federal securities laws based on, among other things, claimed misstatements or omissions regarding alleged illegal price-fixing conduct.  The complaint seeks unspecified damages, interest, attorneys’ fees, costs, and expenses.  On December 19, 2007, the Court issued an order certifying the class but reducing the class period to purchasers of our stock during the period from February 24, 2001 to September 18, 2002.  On August 24, 2010, we executed a settlement agreement resolving these purported class-action cases.  Subject to certain conditions, including final court approval of the class settlement, we and our insurers agreed to pay $42 million with our contribution to the settlement comprising approximately $6 million.

Shareholders’ Equity

Issuance of restricted shares for acquisition of Numonyx:  On May 7, 2010 in connection with the acquisition of Numonyx, we issued 137.7 million shares of our common stock to Intel, STMicroelectronics N.V. ("ST") and Redwood Blocker S.a.r.l. ("Redwood") and issued 4.8 million restricted stock units.  The shares of common stock issued are restricted from sale until November 6, 2010.  In addition, 21.0 million of the shares of stock issued were placed in escrow as partial security for Numonyx shareholders’ indemnity obligations.  The shares in escrow may be sold after November 6, 2010, but the proceeds from any sale remain in escrow until May 7, 2011, at which time the escrow assets are payable to the Numonyx shareholders, net of any of our indemnification claims.  Of the restricted stock units issued, 1.6 million were vested as of the time of issuance.  (See "Numonyx Holdings B.V." note.)

Issuance of common stock: On April 15, 2009, we issued 69.3 million shares of common stock for $4.15 per share in a public offering.  We received net proceeds of $276 million, net of underwriting fees and other offering costs of $12 million.

Capped call transactions:  Concurrent with the offering of the Convertible Notes in May 2007, we entered into three capped call transactions (the "Capped Calls").  The Capped Calls each have an initial strike price of approximately $14.23 per share, subject to certain adjustments, which matches the initial conversion price of the Convertible Notes.  The Capped Calls are in three equal tranches, have cap prices of $17.25, $20.13 and $23.00 per share, and cover, subject to anti-dilution adjustments similar to those contained in the Convertible Notes, an approximate combined total of 91.3 million shares of common stock.  The Capped Calls expire on various dates between November 2011 and December 2012.  The Capped Calls are intended to reduce the potential dilution upon conversion of the Convertible Notes.  Settlement of the Capped Calls in cash on their respective expiration dates would result in us receiving an amount ranging from zero if the market price per share of our common stock is at or below $14.23 to a maximum of $538 million.  We paid $151 million to purchase the Capped Calls.  The Capped Calls are considered capital transactions and the related cost was recorded as a charge to additional capital.

Concurrent with the offering of the 4.25% Senior Notes on April 15, 2009, we entered into capped call transactions (the "2009 Capped Calls") that have an initial strike price of approximately $5.08 per share, subject to certain adjustments, which was set to equal initial conversion price of the 4.25% Senior Notes.  The 2009 Capped Calls have a cap price of $6.64 per share and cover, subject to anti-dilution adjustments similar to those contained in the 4.25% Senior Notes, an approximate combined total of 45.2 million shares of common stock, and are subject to standard adjustments for instruments of this type.  The 2009 Capped Calls expire in October and November of 2012.  The 2009 Capped Calls are intended to reduce the potential dilution upon conversion of the 4.25% Senior Notes.  Settlement of the Capped Calls in cash on their respective expiration dates would result in us receiving an amount ranging from zero if the market price per share of our common stock is at or below $5.08 to a maximum of $70 million if the market price of our common stock exceeds $6.64 per share.  We paid $25 million to purchase the 2009 Capped Calls.  The 2009 Capped Calls are considered capital transactions and the related cost was recorded as a charge to additional capital.

Accumulated other comprehensive income (loss):  Accumulated other comprehensive income (loss), net of tax, consisted of the following as of the end of the periods shown below:

	2010	2009

Accumulated translation adjustment, net	$2	$(9)
Unrealized gain (loss) on investments, net	14	9
Gain (loss) on derivatives, net	1	--
Unrecognized pension liability	(6)	(4)
Accumulated other comprehensive income (loss)	$11	$(4)

Adjustment for Retrospective Application of New Accounting Standards

Effective at the beginning of 2010, we adopted new accounting standards for noncontrolling interests and certain convertible debt instruments.  These new accounting standards required retrospective application and our financial statements contained herein have been adjusted to reflect the impact of adopting these new accounting standards.  The impact of the retrospective adoption is summarized below.

Noncontrolling interests in subsidiaries:  Under the new standard, noncontrolling interests in subsidiaries is (1) reported as a separate component of equity in the consolidated balance sheets and  (2) included in net income in the statement of operations.

Convertible debt instruments:  The new standard applies to convertible debt instruments that may be fully or partially settled in cash upon conversion and is applicable to our 1.875% convertible senior notes with an aggregate principal amount of $1.3 billion issued in May 2007 (the "Convertible Notes").  The standard requires the liability and equity components of the Convertible Notes to be stated separately.  The liability component recognized at the issuance of the Convertible Notes equals the estimated fair value of a similar liability without a conversion option and the remainder of the proceeds received at issuance was allocated to equity.  In connection therewith, at the May 2007 issuance of the Convertible Notes there was a $402 million decrease in debt, a $394 million increase in additional capital, and an $8 million decrease in deferred debt issuance costs (included in other noncurrent assets).  The fair value of the liability was determined using an interest rate for similar nonconvertible debt issued as of the original May 2007 issuance date by entities with credit ratings comparable to our credit rating at the time of issuance.  In subsequent periods, the liability component recognized at issuance is increased to the principal amount of the Convertible Notes through the amortization of interest costs. Through 2010, $160 million of interest was amortized.  Information related to equity and debt components is as follows:

As of	September 2, 2010	September 3, 2009

Principal amount of the Convertible Notes	$1,300	$1,300
Unamortized discount	(242)	(295)
Net carrying amount of the Convertible Notes	$1,058	$1,005

Carrying amount of the equity component	$394	$394

The unamortized discount as of September 2, 2010, will be recognized as interest expense over approximately 3.7 years through June 2014, the maturity date of the Convertible Notes.

Information related to interest rates and expenses is as follows:

Year Ended	2010	2009	2008

Effective interest rate	7.9%	7.9%	7.9%
Interest costs related to contractual interest coupon	$24	$25	$24
Interest costs related to amortization of discount and issuance costs	56	52	47

Effect of adjustment for retrospective application of new accounting standards on financial statements:  The following tables set forth the financial statement line items affected by retrospective application of the new accounting standards for noncontrolling interests and certain convertible debt as of and for the periods indicated:

	Consolidated Statement of Operations
	As Previously Reported	Effect of Adoption		As Retrospectively Adjusted
		Noncontrolling Interests	Convertible Debt

Year Ended September 3, 2009:
Cost of goods sold	$5,242	$--	$1	$5,243
Interest expense	(135)	--	(47)	(182)
Income tax (provision)	(2)	--	1	(1)
Net loss	(1,835)	(111)	(47)	(1,993)
Net loss attributable to Micron	--	(1,835)	(47)	(1,882)
Net loss per share:
Basic and diluted	(2.29)	--	(0.06)	(2.35)

Year Ended August 28, 2008:
Interest expense	$(82)	$--	$(36)	$(118)
Net loss	(1,619)	(10)	(36)	(1,665)
Net loss attributable to Micron	--	(1,619)	(36)	(1,655)
Net loss per share:
Basic and diluted	(2.10)	--	(0.04)	(2.14)

	Consolidated Balance Sheet
	As Previously Reported	Effect of Adoption		As Retrospectively Adjusted
As of September 3, 2009		Noncontrolling Interests	Convertible Debt

Assets
Property, plant and equipment, net	$7,081	$--	$8	$7,089
Other assets	371	--	(4)	367
Total assets	11,455	--	4	11,459

Liabilities and equity
Long-term debt	$2,674	$--	$(295)	$2,379
Total liabilities	4,815	--	(295)	4,520

Micron shareholders’ equity
Additional capital	6,863	--	394	7,257
Accumulated deficit	(2,291)	--	(94)	(2,385)
Accumulated other comprehensive (loss)	(3)	--	(1)	(4)
Total equity of Micron shareholders	--	4,654	299	4,953
Total equity	4,654	1,986	299	6,939
Total liabilities and equity	11,455	--	4	11,459

	Consolidated Statements of Changes in Equity
	Additional Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Micron Shareholders’ Equity	Noncontrolling Interests in Subsidiaries	Total Equity

As Previously Reported:

Balance at August 30, 2007	$6,519	$1,164	$(7)	$7,752	$--	$--
Comprehensive income (loss):
Net loss		(1,619)		(1,619)
Total comprehensive (loss)				(1,620)
Distributions to noncontrolling interests
Contributions from noncontrolling interests
Balance at August 28, 2008	$6,566	$(456)	$(8)	$6,178	$--	$--
Comprehensive income (loss):
Net loss		(1,835)		(1,835)
Net change in unrealized gain on investments, net of tax			13	13
Total comprehensive (loss)				(1,830)
Distributions to noncontrolling interests
Contributions from noncontrolling interests
Reduction in noncontrolling interests from share purchase
Balance at September 3, 2009	$6,863	$(2,291)	$(3)	$4,654	$--	$--

Effect of Adoption of Noncontrolling Interests and Convertible Debt:

Balance at August 30, 2007	$394	$(11)	$--	$383	$2,607	$10,742
Comprehensive income (loss):
Net loss		(36)		(36)	(10)	(1,665)
Total comprehensive (loss)				(36)	(10)	(1,666)
Distributions to noncontrolling interests					(132)	(132)
Contributions from noncontrolling interests					400	400
Balance at August 28, 2008	$394	$(47)	$--	$347	$2,865	$9,390
Comprehensive income (loss):
Net loss		(47)		(47)	(111)	(1,993)
Net change in unrealized gain on investments, net of tax			(1)	(1)		12
Total comprehensive (loss)				(48)	(111)	(1,989)
Distributions to noncontrolling interests					(705)	(705)
Contributions from noncontrolling interests					24	24
Reduction in noncontrolling interests from share purchase					(87)	(87)
Balance at September 3, 2009	$394	$(94)	$(1)	$299	$1,986	$6,939

As Retrospectively Adjusted:

Balance at August 30, 2007	$6,913	$1,153	$(7)	$8,135	$2,607	$10,742
Comprehensive income (loss):
Net loss		(1,655)		(1,655)	(10)	(1,665)
Total comprehensive (loss)				(1,656)	(10)	(1,666)
Distributions to noncontrolling interests					(132)	(132)
Contributions from noncontrolling interests					400	400
Balance at August 28, 2008	$6,960	$(503)	$(8)	$6,525	$2,865	$9,390
Comprehensive income (loss):
Net loss		(1,882)		(1,882)	(111)	(1,993)
Net change in unrealized gain on investments, net of tax			12	12		12
Total comprehensive (loss)				(1,878)	(111)	(1,989)
Distributions to noncontrolling interests					(705)	(705)
Contributions from noncontrolling interests					24	24
Reduction in noncontrolling interests from share purchase					(87)	(87)
Balance at September 3, 2009	$7,257	$(2,385)	$(4)	$4,953	$1,986	$6,939

	Consolidated Statement of Cash Flows
	As Previously Reported	Effect of Adoption		As Retrospectively Adjusted
		Noncontrolling Interests	Convertible Debt

Year Ended September 3, 2009:
Cash flows from operating activities
Net loss	$(1,835)	$(111)	$(47)	$(1,993)
Depreciation and amortization	2,139	--	47	2,186
Noncontrolling interests in net income (loss)	(111)	111	--	--

Year Ended August 28, 2008:
Cash flows from operating activities
Net loss	$(1,619)	$(10)	$(36)	$(1,665)
Depreciation and amortization	2,060	--	36	2,096
Noncontrolling interests in net income (loss)	(10)	10	--	--

Derivative Financial Instruments

We are exposed to currency exchange rate risk for monetary assets and liabilities held or denominated in foreign currencies, primarily the Singapore dollar, euro and yen.  We are also exposed to currency exchange rate risk for capital expenditures denominated in foreign currency, primarily the euro and yen.  We use derivative instruments to manage our exposures to foreign currency.  For exposures associated with our monetary assets and liabilities, our primary objective in entering into currency derivatives is to reduce the volatility changes in foreign currency exchange rates have on earnings attributable to our shareholders.  For exposures associated with capital expenditures, our primary objective in entering into currency derivatives is to reduce the volatility changes in foreign currency exchange rates have on future cash flows.

Our derivatives consist primarily of currency forward contracts.  The derivatives expose us to credit risk to the extent the counterparties may be unable to meet the terms of the derivative instrument.  Our maximum exposure to loss due to credit risk that we would incur if parties to the forward contracts failed completely to perform according to the terms of the contracts was equal to our carrying value as of September 2, 2010.  We seek to mitigate such risk by limiting its counterparties to major financial institutions and by spreading risk across multiple major financial institutions.  In addition, the potential risk of loss with any one counterparty resulting from this type of credit risk is monitored on an ongoing basis.  We have the following currency risk management programs:

Currency derivatives without hedge accounting designation:  We utilize a rolling hedge strategy with currency forward contracts that generally mature within 35 days to hedge our foreign currency exposure in monetary assets and liabilities.  At the end of each reporting period, monetary assets and liabilities held or denominated in foreign currencies are remeasured in U.S. dollars and the associated outstanding forward contracts are marked-to-market.  Foreign currency forward contracts are valued at fair values based on bid prices of dealer or exchange quotations (referred to as Level 2).  Realized and unrealized foreign currency gains and losses on derivative instruments and the underlying monetary assets are included in other operating income (expense).  As of September 2, 2010, total gross notional amounts and fair values for currency derivatives without hedge accounting designation were as follows:

Currency	Notional Amount Outstanding (in U.S. Dollars)	Balance Sheet Line Item	Fair Value of Asset (Liability)

Euro	$260	Accounts payable and accrued expenses	$(5)
Singapore dollar	157	Receivables	--
Yen	104	Receivables	1
	$521		$(4)

For currency forward contracts not designated as hedging instruments, we recognized losses of $29 million in 2010, which was included in other operating income (expense).

Currency derivatives with cash flow hedge accounting designation:  We utilize currency forward contracts that mature within 12 months to hedge the foreign currency exposures of cash flow for some forecasted capital expenditures.  Foreign currency forward contracts are valued at fair values based on market-based observable inputs including foreign exchange spot and forward rates, interest rate and credit risk spread (referred to as Level 2).  For those derivatives designated as cash flow hedges, the effective portion of the realized and unrealized gain or loss on the derivatives was included as a component of other comprehensive income (loss) in shareholders’ equity.  The amount in the accumulated other comprehensive income (loss) for those cash flow hedges are reclassified into earnings in the same line items of consolidated statements of operations and in the same periods in which the underlying transaction affects earnings.  The ineffective or excluded portion of the realized and unrealized gain or loss was included in other operating income (expense).  As of September 2, 2010, total gross notional amounts and fair values for currency derivatives with cash flow hedge accounting designation were as follows:

Currency	Notional Amount Outstanding (in U.S. Dollars)	Balance Sheet Line Item	Fair Value of Asset (Liability)

Euro	$196	Receivables	$1
Yen	81	Receivables	1
	$277		$2

For 2010, amounts recognized in other comprehensive income from the effective portion of cash flow hedge and in other operating income (expense) from the ineffective and excluded portions of cash flow hedge were not material.  No amounts were reclassified from other comprehensive income (loss) to earnings in 2010 and we expect only de minimis amount included in other accumulated comprehensive income (loss) to be reclassified into earnings within the next 12 months.

Fair Value Measurements

Accounting standards establish three levels of inputs that may be used to measure fair value: quoted prices in active markets for identical assets or liabilities (referred to as Level 1), observable inputs other than Level 1 that are observable for the asset or liability either directly or indirectly (referred to as Level 2) and unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities (referred to as Level 3).

Fair value measurements on a recurring basis: Assets measured at fair value on a recurring basis were as follows:

	September 2, 2010				September 3, 2009
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total

Money market(1)	$2,170	$--	$--	$2,170	$1,184	$--	$--	$1,184
Certificates of deposit(2)	--	705	--	705	--	217	--	217
Marketable equity investments(3)	19	--	--	19	15	--	--	15
Assets held for sale(3)(4)	--	--	56	56	--	--	--	--
	$2,189	$705	$56	$2,950	$1,199	$217	$--	$1,416

(1)Included in cash and equivalents.
(2) Cash and equivalents and restricted cash included $371 million and $334 million, respectively, as of September 2, 2010 and $187 million and $30 million, respectively, as of September 3, 2009.
(3)Included in other noncurrent assets.
(4) We adopted the accounting standard for fair value measurements of nonfinancial assets and nonfinancial liabilities as of the beginning of 2010.

Certificates of deposit assets are valued using observable inputs in active markets for similar assets or alternative pricing sources and models utilizing observable market inputs (Level 2).

Assets held for sale primarily included semiconductor equipment and buildings.  Fair value for the semiconductor equipment is based on quotations obtained from equipment dealers, which consider the remaining useful life and configuration of the equipment and fair value of the real estate is determined based on sales of similar facilities and/or properties in comparable markets (Level 3).  Losses recognized in 2010 due to fair value measurements using Level 3 inputs were de minimis.

Fair value of financial instruments: The estimated fair value and carrying value of debt instruments (carrying value excludes the equity component of the 1.875% convertible notes which is classified in equity) were as follows:

	September 2, 2010		September 3, 2009
	Fair Value	Carrying Value	Fair Value	Carrying Value

Convertible debt instruments	$1,494	$1,288	$1,410	$1,305
Other debt instruments	1,071	1,072	1,458	1,498

The fair value of our convertible debt instruments is based on quoted market prices in active markets (Level 1).  The fair value of our other debt instruments was estimated based on discounted cash flows using inputs that are observable in the market or that could be derived from or corroborated with observable market data, including interest rates based on yield curves of similar debt issued by parties with credit ratings similar to ours (Level 2).  Amounts reported as cash and equivalents, short-term investments, receivables, accounts payable and accrued expenses approximate fair value.

Fair value measurements on a nonrecurring basis: In connection with the implementation of the new accounting standard for certain convertible debt instruments in the first quarter of 2010, we determined the $898 million fair value for the liability component of our Convertible Notes as of their May 2007 issuance date using a market interest rate for similar nonconvertible debt issued at that time by entities with credit ratings comparable to ours (Level 2).  (See "Adjustments for Retrospective Application of New Accounting Standards" note.)

Equity Plans

As of September 2, 2010, an aggregate of 182.8 million shares of common stock were reserved for issuance of stock options and restricted stock awards, of which 124.9 million shares were subject to outstanding awards and 57.9 million shares were available for future awards.  Awards are subject to terms and conditions as determined by our Board of Directors.

Stock options:  Our stock options are generally exercisable in increments of either one-fourth or one-third per year beginning one year from the date of grant.  Stock options issued after September, 2004 generally expire six years from the date of grant.  All other options expire ten years from the grant date.

Option activity for 2010 is summarized as follows:

	Number of Shares	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Life (In Years)	Aggregate Intrinsic Value

Outstanding at September 3, 2009	116.5	$16.25
Granted	16.7	7.79
Exercised	(2.1)	3.82
Cancelled or expired	(14.8)	35.66
Outstanding at September 2, 2010	116.3	12.79	2.6	$78

Exercisable at September 2, 2010	80.3	$15.93	1.8	$17
Expected to vest after September 2, 2010	32.5	5.78	4.5	55

The following table summarizes information about options outstanding as of September 2, 2010:

	Outstanding Options			Exercisable options
Range of Exercise Prices	Number of Shares	Weighted-Average Remaining Contractual Life (In Years)	Weighted-Average Exercise Price Per Share	Number of Shares	Weighted-Average Exercise Price Per Share

$1.56 -$6.86	24.8	4.0	$3.70	6.6	$4.23
7.01 - 9.97	16.4	5.0	7.68	1.3	8.98
10.00 - 14.01	43.2	2.0	12.43	40.7	12.51
14.06 - 22.83	20.9	1.6	19.10	20.8	19.13
23.25 - 44.90	11.0	0.3	30.37	10.9	30.37
	116.3	2.6	12.79	80.3	15.93

The weighted-average grant-date fair value per share was $4.13, $1.71 and $2.52 for options granted during 2010, 2009 and 2008, respectively.  The total intrinsic value was $13 million for options exercised during 2010, and de minimis for 2009 and 2008.

Changes in nonvested options for 2010 are summarized as follows:

	Number of Shares	Weighted- Average Grant Date Fair Value Per Share

Nonvested at September 3, 2009	30.3	$2.36
Granted	16.7	4.13
Vested	(10.0)	3.01
Cancelled	(1.0)	2.67
Nonvested at September 2, 2010	36.0	3.00

As of September 2, 2010, $76 million of total unrecognized compensation cost related to nonvested awards was expected to be recognized through the fourth quarter of 2014, resulting in a weighted-average period of 1.3 years.  As of September 2, 2010, nonvested options had a weighted-average exercise price of $5.80, a weighted-average remaining contractual life of 4.6 years and an aggregate intrinsic value of $61 million.

The fair values of option awards were estimated as of the date of grant using the Black-Scholes option valuation model.  The Black-Scholes model requires the input of assumptions, including the expected stock price volatility and estimated option life.  The expected volatilities utilized were based on implied volatilities from traded options on our stock and on historical volatility.  The expected lives of options granted subsequent to 2008 were based, in part, on historical experience and on the terms and conditions of the options.  The expected lives of options granted prior to 2009 were based on the simplified method provided by the Securities and Exchange Commission.  The risk-free interest rates utilized were based on the U.S. Treasury yield in effect at the time of the grant.  No dividends were assumed in estimated option values.  Assumptions used in the Black-Scholes model are presented below:

	2010	2009	2008

Average expected life in years	5.1	4.9	4.3
Weighted-average volatility	60%	73%	47%
Weighted-average risk-free interest rate	2.3%	1.9%	2.9%

Restricted stock and restricted stock units ("Restricted Stock Awards"):  As of September 2, 2010, 8.6 million shares of Restricted Stock Awards were outstanding, of which 1.4 million were performance-based Restricted Stock Awards.  For service-based Restricted Stock Awards, restrictions generally lapse either in one-fourth or one-third increments during each year of employment after the grant date.  For performance-based Restricted Stock Awards, vesting is contingent upon meeting certain performance goals.  Restricted Stock Awards activity for 2010 is summarized as follows:

	Number of Shares	Weighted-Average Remaining Contractual Life (In Years)	Aggregate Intrinsic Value

Outstanding at September 3, 2009	9.4
Granted	7.7
Restrictions lapsed	(7.4)
Cancelled	(1.1)
Outstanding at September 2, 2010	8.6	1.5	$59

Expected to vest after September 2, 2010	7.8	1.5	$54

The weighted-average grant-date fair value for restricted stock awards granted during 2010, 2009 and 2008 was $8.29, $4.40 and $8.41 per share, respectively.  The aggregate value at the lapse date of awards for which restrictions lapsed during 2010, 2009 and 2008 was $65 million, $8 million and $12 million, respectively.  As of September 2, 2010, there was $36 million of total unrecognized compensation cost, net of estimated forfeitures, related to nonvested restricted stock awards, which is expected to be recognized through the third quarter of 2014, resulting in a weighted-average period of 0.9 years.

Stock-based compensation expense:  Total compensation costs for our equity plans were as follows:

	2010	2009	2008

Stock-based compensation expense by caption:
Cost of goods sold	$23	$16	$15
Selling, general and administrative	50	16	19
Research and development	18	13	14
Other operating (income) expense	2	(1)	--
	$93	$44	$48

Stock-based compensation expense by type of award:
Stock options	$37	$29	$26
Restricted stock awards	56	15	22
	$93	$44	$48

Stock-based compensation expense of $4 million and $3 million was capitalized and remained in inventory as of September 2, 2010 and September 3, 2009, respectively.  As of September 2, 2010, $112 million of total unrecognized compensation costs, net of estimated forfeitures, related to non-vested awards were expected to be recognized through the fourth quarter of 2014, resulting in a weighted-average period of 1.2 years.  During 2010, we determined that certain performance-based restricted stock that previously had not been expensed met the probability threshold for expense recognition due to improved operating results.  Stock-based compensation expense in the above presentation does not reflect any significant income tax benefits, which is consistent with our treatment of income or loss from our U.S. operations.  (See "Income Taxes" note.)

Employee Benefit Plans

We have employee retirement plans at our U.S. and international sites.  Details of the more significant plans are discussed as follows:

Employee savings plan for U.S. employees:  We have a 401(k) retirement plan ("RAM Plan") under which U.S. employees may contribute up to 45% of their eligible pay (subject to IRS annual contribution limits) to various savings alternatives, none of which include direct investment in our common stock.  Under the RAM plan, we matched in cash eligible contributions from employees up to 4% of the employee’s annual eligible earnings or $2,000, whichever was greater.  In 2009, we suspended our match under in the RAM plan.  Contribution expense for the RAM Plan was $16 million and $32 million in 2009 and 2008, respectively.  We anticipate reinstating our match under the RAM plan in 2011.

Retirement plans:  We have pension plans in various countries worldwide.  The pension plans are only available to local employees and are generally government mandated.  We have determined that these pension plans are not material for separate disclosure purposes.

Restructure

In response to a severe downturn in the semiconductor memory industry and global economic conditions, we initiated a restructure plan in 2009.  In the first quarter of 2009, IM Flash, our joint venture and Intel, terminated an agreement to obtain NAND Flash memory supply from our Boise facility.  In connection therewith, Intel paid us $208 million in 2009.  In addition, we phased out all remaining 200mm DRAM wafer manufacturing operations in Boise, Idaho in the second half of 2009.  As a result of these restructure plans, we reduced employment in 2009 by approximately 4,600 employees, or approximately 20%.  The following table summarizes restructure charges (credits) resulting from the restructure activities:

	2010	2009	2008

(Gain) loss from disposition of equipment	$(13)	$152	$--
Severance and other termination benefits	1	60	23
Gain from termination of NAND Flash supply agreement	--	(144)	--
Other	2	2	10
	$(10)	$70	$33

During 2010, we made cash payments of $7 million, for severance and related termination benefits and costs to decommission production facilities.  As of September 2, 2010, all amounts related to the restructure plan initiated in 2009 had been paid and as of September 3, 2009, $5 million of restructure costs, primarily related to severance and other termination benefits, were unpaid.  We do not expect to incur any additional material restructure charges related to the plan initiated in 2009.

Other Operating (Income) Expense, Net

Other operating (income) expense consisted of the following:

	2010	2009	2008

Government grants in connection with operations in China	$(24)	$(9)	$(2)
Receipts from U.S. government for anti-dumping tariffs	(12)	(6)	(38)
(Gain) loss on disposition of property, plant and equipment	(1)	54	(66)
Loss on sale of majority interest in Aptina	--	41	--
(Gain) loss from changes in currency exchange rates	23	30	25
Other	(3)	(3)	(10)
	$(17)	$107	$(91)

Income Taxes

Income (loss) before taxes, net (income) loss attributable to noncontrolling interests and equity in net income (loss) of equity method investees consisted of the following:

	2010	2009	2008

Income (loss) before taxes, net (income) loss attributable to noncontrolling interests and equity in net income (loss) of equity method investees:
U.S.	$1,383	$(1,425)	$(1,749)
Foreign	537	(427)	102
	$1,920	$(1,852)	$(1,647)

Income tax (provision) benefit:
Current:
U.S. federal	$66	$12	$(7)
State	(4)	--	--
Foreign	(24)	(12)	(17)
	38	--	(24)
Deferred:
U.S. federal	(5)	--	--
State	--	--	--
Foreign	(14)	(1)	6
	(19)	(1)	6
Income tax (provision) benefit	$19	$(1)	$(18)

Income tax (provision) benefit computed using the U.S. federal statutory rate reconciled to income tax (provision) benefit is as follows:

	2010	2009	2008

U.S. federal income tax (provision) benefit at statutory rate	$(672)	$648	$577
State taxes, net of federal benefit	(22)	39	39
Change in valuation allowance	424	(572)	(460)
Gain on acquisition of Numonyx	153	--	--
Foreign operations	135	(135)	(21)
Tax credits	3	18	8
Goodwill impairment	--	--	(155)
Other	(2)	1	(6)
Income tax (provision) benefit	$19	$(1)	$(18)

State taxes reflect investment tax credits of $6 million, $7 million and $12 million for 2010, 2009 and 2008, respectively.

Deferred income taxes reflect the net tax effects of temporary differences between the bases of assets and liabilities for financial reporting and income tax purposes.  Deferred tax assets and liabilities consist of the following as of the end of the periods shown below:

	2010	2009

Deferred tax assets:
Net operating loss and credit carryforwards	$1,336	$1,965
Inventories	354	197
Accrued salaries, wages and benefits	124	74
Deferred income	92	78
Basis differences in investments in joint ventures	71	106
Property, plant and equipment	36	--
Other	55	27
Gross deferred tax assets	2,068	2,447
Less valuation allowance	(1,627)	(2,006)
Deferred tax assets, net of valuation allowance	441	441

Deferred tax liabilities:
Unremitted earnings on certain subsidiaries	(97)	(87)
Debt discount	(92)	(112)
Product and process technology	(45)	(47)
Intangible assets	(33)	(41)
Receivables	--	(15)
Property, plant and equipment	--	(12)
Other	(6)	(6)
Deferred tax liabilities	(273)	(320)

Net deferred tax assets	$168	$121

Reported as:
Current deferred tax assets (included in other current assets)	$39	$18
Noncurrent deferred tax assets (included in other noncurrent assets)	145	107
Noncurrent deferred tax liabilities (included in other noncurrent liabilities)	(16)	(4)
Net deferred tax assets	$168	$121

We have a valuation allowance against substantially all U.S. net deferred tax assets.  As of September 2, 2010, our federal, state and foreign net operating loss carryforwards were $2.4 billion, $2.0 billion and $290 million, respectively.  If not utilized, substantially all of our federal and state net operating loss carryforwards will expire in 2022 to 2029 and the foreign net operating loss carryforwards will begin to expire in 2015.  As of September 2, 2010, our federal and state tax credit carryforwards were $188 million and $204 million, respectively.  If not utilized, substantially all of our federal and state tax credit carryforwards will expire in 2013 to 2030.  As a consequence of prior business acquisitions, utilization of the tax benefits for some of the tax carryforwards is subject to limitations imposed by Section 382 of the Internal Revenue Code and some portion or all of these carryforwards may not be available to offset any future taxable income.

The changes in valuation allowance of $(379) million and $566 million in 2010 and 2009, respectively, are primarily due to utilization of U.S. net operating losses and certain tax credit carryforwards.  The decrease in the valuation allowance in 2010 was offset with an increase in the valuation allowance of $64 million related to deferred tax assets of Numonyx consisting primarily of net operating losses in foreign jurisdictions.

Provision has been made for deferred taxes on undistributed earnings of non-U.S. subsidiaries to the extent that dividend payments from such companies are expected to result in additional tax liability.  During 2008 a decision was made to not be indefinitely reinvested in certain foreign jurisdictions.  For the year ended August 28, 2008, $322 million of earnings that in prior years had been considered indefinitely reinvested in foreign operations were determined to no longer be indefinitely reinvested.  This decision resulted in no impact to the consolidated statement of operations as we have a full valuation allowance against our net U.S. deferred tax assets.  Remaining undistributed earnings of $886 million as of September 2, 2010 have been indefinitely reinvested; therefore, no provision has been made for taxes due upon remittance of these earnings.  Determination of the amount of unrecognized deferred tax liability on these unremitted earnings is not practicable.

Below is a reconciliation of the beginning and ending amount of unrecognized tax benefits:

	2010	2009	2008

Beginning unrecognized tax benefits	$1	$1	$16
Unrecognized tax benefits acquired in current year	63	--	--
Increases related to tax positions from prior years	14	--	--
Increases related to tax positions taken during current year	11	--	--
Expiration of foreign statutes of limitations	--	(1)	(15)
Settlements with tax authorities	(1)	--	(1)
Other	--	1	1
Ending unrecognized tax benefits	$88	$1	$1

The balance as of September 2, 2010 and September 3, 2009 represents unrecognized income tax benefits, which if recognized, would affect our effective tax rate.  As of September 2, 2010, accrued interest and penalties related to uncertain tax positions was $6 million.  In connection with the acquisition of Numonyx, we accrued a $66 million liability related to uncertain tax positions on the tax years of Numonyx open to examination.  We have recorded an indemnification asset for a significant portion of these unrecognized income tax benefits related to uncertain tax positions.

We are unable to reasonably estimate any possible increase or decrease in uncertain tax positions that may occur within the next 12 months.  However, we do not anticipate any such change will result in a material change to our financial condition or results of operations.

We currently operate in several tax jurisdictions where we have arrangements that allow us to compute our tax provision at rates below the local statutory rates that expire in whole or in part at various dates through 2022.  These arrangements benefitted our tax provision in fiscal 2010 by approximately $69 million (approximately $0.07 per diluted share).

We and our subsidiaries file income tax returns with the United States federal government, various U.S. states and various foreign jurisdictions throughout the world.  Our U.S. federal and state tax returns remain open to examination for 2005 through 2010 and 2004 through 2010, respectively.  In addition, tax years open to examination in multiple foreign taxing jurisdictions range from 2003 to 2010.  We are currently not under audit in foreign jurisdictions.  We are currently under audit in New York.

Earnings Per Share

	2010	2009	2008

Net income (loss) available to Micron’s shareholders – Basic	$1,850	$(1,882)	$(1,655)
Net effect of assumed conversion of debt	93	--	--
Net income (loss) available to Micron’s shareholders – Diluted	$1,943	$(1,882)	$(1,655)

Weighted-average common shares outstanding – Basic	887.5	800.7	772.5
Net effect of dilutive equity awards, escrow shares and assumed conversion of debt	163.2	--	--
Weighted-average common shares outstanding – Diluted	1,050.7	800.7	772.5

Earnings (loss) per share:
Basic	$2.09	$(2.35)	$(2.14)
Diluted	1.85	(2.35)	(2.14)

On May 7, 2010, in connection with the acquisition of Numonyx, we issued 137.7 million shares of our common stock and issued 4.8 million restricted stock units.  Of the restricted stock units issued, 1.6 million were vested as of the time of issuance.  In connection with the Numonyx acquisition, as of September 2, 2010, there were 21.0 million shares of stock in escrow as partial security for Numonyx shareholders’ indemnity obligations.  The shares held in escrow were included in diluted earnings per share but were excluded from basic earnings per share.  (See "Numonyx Holdings B.V." note.)

Listed below are the potential common shares, as of the end of the periods shown, that could dilute basic earnings per share in the future that were not included in the computation of diluted earnings per share because to do so would have been antidilutive:

	2010	2009	2008

Employee stock plans	92.2	126.0	122.1
Convertible notes	--	142.8	97.6

Consolidated Variable Interest Entities

NAND Flash joint ventures with Intel ("IM Flash"):  We have two joint ventures with Intel: IM Flash Technologies, LLC ("IMFT") formed in January, 2006 and IM Flash Singapore LLP ("IMFS") formed in February, 2007, to manufacture NAND Flash memory products for the exclusive benefit of the partners.  IMFT and IMFS are each governed by a Board of Managers, the number of which adjusts depending on the parties’ ownership interest.  We and Intel initially appointed an equal number of managers to each of the boards.  These ventures will operate until 2016 but are subject to prior termination under certain terms and conditions.  IMFT and IMFS are aggregated as IM Flash in the following disclosure due to the similarity of their ownership structure, function, operations and the way our management reviews the results of their operations.  The partner’s ownership percentages are based on contributions to the partnership.  As of September 2, 2010, we owned 51% and Intel owned 49% of IMFT and we owned 57% and Intel owned 43% of IMFS.  Our ownership interest in IMFS increased to 71% on October 5, 2010, at which time we obtained a majority of the seats of the board of managers of IMFS.

IM Flash is a variable interest entity because all of its costs are passed to us and Intel through product purchase agreements and it is dependent upon us and Intel for any additional cash requirements.  Intel is considered to be a related party under the accounting standards for consolidating variable interest entities due to restrictions on transfers of ownership interests.  As a result, the primary beneficiary of IM Flash is the entity that is most closely associated with it.  We considered several factors to determine whether we or Intel are more closely associated with IM Flash, including the size and nature of IM Flash’s operations relative to us and Intel and which entity had the majority of economic exposure under the purchase agreements.  Based on those factors, we determined that we are more closely associated with IM Flash and are therefore the primary beneficiary.  Accordingly, the financial results of IM Flash are included in our consolidated financial statements and all amounts pertaining to Intel’s interests in IM Flash are reported as noncontrolling interests in subsidiaries.  (See "Significant Accounting Policies - Recently issued accounting standards" note.)

IM Flash manufactures NAND Flash memory products using designs we developed with Intel.  We generally share product design and other research and development ("R&D") costs equally with Intel.  As a result, R&D expenses were reduced by reimbursements from Intel of $104 million, $107 million and $148 million in 2010, 2009 and 2008, respectively.

IM Flash sells products to the joint venture partners generally in proportion to their ownership interests at long-term negotiated prices approximating cost.  IM Flash sales to Intel were $764 million, $886 million and $1,037 million for 2010, 2009 and 2008, respectively.  IM Flash receivables and payables related to Intel were as follows:

As of	September 2, 2010	September 3, 2009

Receivables from Intel:
Net sales	$128	$95
Product design and process development activities	30	29
Payables to Intel for various services	2	3

The following table presents IM Flash’s distributions to, and contributions from, shareholders:

	2010	2009	2008

IM Flash distributions to us	$278	$723	$137
IM Flash distributions to Intel	267	695	132

Our contributions to IM Flash	$128	$25	$409
Intel contributions to IM Flash	38	24	393

In the first quarter of 2009, IM Flash substantially completed construction of a new 300mm wafer fabrication facility structure in Singapore.  Shortly afterwards, and we and Intel agreed to suspend tooling and the ramp of production at this facility due to industry conditions.  In the second quarter of 2010, IM Flash began moving forward with start-up activities in the Singapore wafer fabrication facility, including placing purchase orders and tool installations that commenced in the first quarter of 2011.  The level of our future capital contributions to IM Flash will depend on the extent to which Intel participates in future IM Flash capital calls.  In the first quarter of 2011, we contributed $392 million to IMFS and Intel did not make any contribution, increasing our ownership interest in IMFS to 71%.  Although our ownership interest in IMFS changes at the time we make such contributions, the corresponding change in our right to receive output from IMFS is delayed by up to 12 months from the date of the contribution.  Changes in IMFS ownership interests do not affect our NAND Flash R&D cost-sharing agreement with Intel.

Total IM Flash assets and liabilities included in our consolidated balance sheets are as follows:

As of	September 2, 2010	September 3, 2009

Assets
Cash and equivalents	$246	$114
Receivables	154	111
Inventories	160	161
Other current assets	8	8
Total current assets	568	394
Property, plant and equipment, net	2,894	3,377
Other noncurrent assets	57	63
Total assets	$3,519	$3,834

Liabilities
Accounts payable and accrued expenses	$140	$93
Deferred income	127	137
Equipment purchase contracts	8	1
Current portion of long-term debt	7	6
Total current liabilities	282	237
Long-term debt	62	66
Other noncurrent liabilities	4	4
Total liabilities	$348	$307

Amounts exclude intercompany balances that are eliminated in our consolidated balance sheets.

Our ability to access IM Flash’s cash and marketable investment securities to finance our other operations is subject to agreement by the joint venture partners.  The creditors of IM Flash have recourse only to the assets of IM Flash and do not have recourse to any of our other assets.

MP Mask Technology Center, LLC ("MP Mask"):  In 2006, we formed a joint venture, MP Mask, with Photronics, Inc. ("Photronics") to produce photomasks for leading-edge and advanced next generation semiconductors.  At inception and through September 2, 2010, we owned 50.01% and Photronics owned 49.99% of MP Mask.  We purchase a substantial majority of the reticles produced by MP Mask pursuant to a supply arrangement.  In connection with the formation of the joint venture, we received $72 million in 2006 in exchange for entering into a license agreement with Photronics, which is being recognized over the term of the 10-year agreement.  As of September 2, 2010, deferred income and other noncurrent liabilities included an aggregate of $34 million related to this agreement.  MP Mask made distributions to both us and Photronics of $10 million each in 2009 and Photronics contributed $8 million to MP Mask in 2008.

MP Mask is a variable interest entity because all of its costs are passed on to us and Photronics through product purchase agreements and it is dependent upon us and Photronics for any additional cash requirements.  Photronics is considered to be a related party under the accounting standards for consolidating variable interest entities due to restrictions on transfers of ownership interests.  As a result, the primary beneficiary of MP Mask is the entity that is more closely associated with it.  We considered several factors to determine whether we or Photronics are more closely associated with the joint venture.  The most important factor was the nature of MP Mask’s operations relative to us and Photronics.  Based on those factors, we determined that we are more closely associated with MP Mask and are therefore the primary beneficiary.  Accordingly, the financial results of MP Mask are included in our consolidated financial statements and all amounts pertaining to Photonics’ interest in MP Mask are reported as noncontrolling interests in subsidiaries.

Total MP Mask assets and liabilities included in our consolidated balance sheets are as follows:

As of	September 2, 2010	September 3, 2009

Current assets	$35	$25
Noncurrent assets (primarily property, plant and equipment)	85	97
Current liabilities	6	8

Amounts exclude intercompany balances that are eliminated in our consolidated balance sheets.

The creditors of MP Mask have recourse only to the assets of MP Mask and do not have recourse to any of our other assets.

In 2008, we completed the construction of a facility to produce photomasks and sold the facility to Photronics under a build to suit lease agreement, with quarterly payments through January 2013.  In May 2009, we entered into an agreement with Photronics whereby we repurchased the facility for $50 million and leased the facility to Photronics under an operating lease providing for quarterly lease payments aggregating $41 million through October 2014.  During 2010, we received $7 million in lease payments from Photronics.  As of September 2, 2010, the carrying value of this facility was $47 million.

TECH Semiconductor Singapore Pte. Ltd.

Since 1998, we have participated in TECH Semiconductor Singapore Pte. Ltd. ("TECH"), a semiconductor memory manufacturing joint venture in Singapore with Canon Inc. ("Cannon") and Hewlett-Packard Company ("HP").  The financial results of TECH are included in our consolidated financial statements and all amounts pertaining to Canon and HP are reported as noncontrolling interests in subsidiaries.  On January 27, 2010, we purchased shares of TECH for $80 million, which increased our ownership from approximately 85% to approximately 87% and increased additional capital of Micron shareholders by $10 million.  As of September 2, 2010, we held an approximate 87% interest in TECH.  TECH’s cash and marketable investment securities ($355 million as of September 2, 2010) are not anticipated to be available to pay dividends or finance our other operations.

The shareholders’ agreement for the TECH joint venture expires in April 2011, but automatically extends for 10 years unless one or more of the shareholders provides a non-extension notification.  In September 2009, TECH received a notice from HP that it does not intend to extend the TECH joint venture beyond April 2011.  We are in discussions with HP and Canon to reach a resolution of this matter.  The parties’ inability to reach a resolution prior to April 2011 could result in the sale of TECH’s assets and could require repayment of TECH’s credit facility ($348 million outstanding as of September 2, 2010).  As of September 2, 2010, the carrying value of TECH’s net assets was $1.1 billion.  TECH accounted for 45% of our total DRAM wafer production in 2010, including 48% in the fourth quarter of 2010.

In the second quarter of 2009, we entered into a term loan agreement with the Singapore EDB that enabled us to borrow up to $300 million Singapore dollars at 5.4% per annum.  On June 1, 2010, we repaid the outstanding balance of $213 million to the Singapore EDB that was due February 2012.  (See "Debt" note.)

Segment Information

In the second quarter of 2011, we reorganized our business to better align with our markets.  All prior period amounts have been retrospectively adjusted to reflect this reorganization.  Factors used to identify our segments include, among others, products, technologies and customers.  Segment information reported herein is consistent with how it is reviewed and evaluated by our chief operating decision makers.  After the reorganization, we have the following four reportable segments:

DRAM Solutions Group ("DSG"): Includes high-volume DRAM products sold to the PC, consumer electronics, networking and server markets.

NAND Solutions Group ("NSG"):  Includes high-volume NAND Flash products sold into data storage, personal music players, and portions of computing markets, as well as NAND Flash products sold to Intel through our consolidated IM Flash joint ventures.

Wireless Solutions Group ("WSG"): Includes DRAM, NAND Flash and NOR Flash products, including multi-chip packages, sold to the mobile device market.

Embedded Solutions Group ("ESG"):  Includes DRAM, NAND Flash and NOR Flash products sold into automotive and industrial applications, as well as NOR and NAND flash sold to consumer electronics, networking, PC and server markets.

Our other operations do not meet the quantitative thresholds of a reportable segment and are reported under All Other.  All Other includes our CMOS image sensor, microdisplay and solar operations.

We do not identify or report internally asset or capital expenditures by segment, nor do we allocate gains and losses from equity investments, interest and other income, or taxes to operating segments.  Except as discussed above, there are no differences in the accounting policies for segment reporting and our consolidated results of operations.

	2010	2009	2008

Net sales:
DSG	$4,638	$2,100	$2,718
NSG	2,113	1,747	2,010
WSG	778	247	226
ESG	521	178	222
All Other	432	531	665
Consolidated net sales	$8,482	$4,803	$5,841

Operating income (loss):
DSG	$1,269	$(902)	$(282)
NSG	240	(573)	(1,289)
WSG	(23)	(63)	(43)
ESG	152	37	43
All Other	(49)	(175)	(24)
Consolidated operating income (loss)	$1,589	$(1,676)	$(1,595)

Depreciation and amortization expense was as follows:

	2010	2009	2008

DSG	$947	$979	$915
NSG	530	780	835
WSG	212	103	77
ESG	97	47	53
All Other	140	205	190
Depreciation and amortization expense included in operating income (loss)	1,926	2,114	2,070
Other amortization	79	72	26
Total depreciation and amortization expense	$2,005	$2,186	$2,096

Product sales were as follows:

	2010	2009	2008

DRAM	$5,052	$2,422	$3,135
NAND Flash	2,555	1,857	2,053
NOR Flash	451	--	--
Other	424	524	653
	$8,482	$4,803	$5,841

Certain Concentrations

Approximately 45%, 30% and 50% of net sales for 2010, 2009 and 2008, respectively, were to the computing market, including desktop PCs, servers, notebooks and workstations.  Sales to HP were 13% of net sales in 2010 and sales to Intel were 20% and 19% of net sales in 2009 and 2008, respectively.  Substantially all of our sales to HP in 2010 were included in the DSG segment and substantially all of our sales to Intel in 2009 and 2008 were included in our NSG and WSG segments.  Certain of the raw materials and production equipment we use in manufacturing semiconductor products are available from multiple sources and in sufficient supply; however, only a limited number of suppliers are capable of delivering certain raw materials that meet our standards.  In some cases, materials are provided by a single supplier.

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash, money market accounts, certificates of deposit and trade receivables.  We invest through high-credit-quality financial institutions and, by policy, generally limit the concentration of credit exposure by restricting investments with any single obligor.  A concentration of credit risk may exist with respect to receivables as a substantial portion of our customers are affiliated with the computing industry.  We perform ongoing credit evaluations of customers worldwide and generally do not require collateral from our customers.  Historically, we have not experienced significant losses on receivables.  The Capped Call and 2009 Capped Call instruments expose us to credit risk to the extent that the counter parties may be unable to meet the terms of the agreement.  We seek to mitigate such risk by limiting our counter parties to major financial institutions and by spreading the risk across several major financial institutions.  In addition, the potential risk of loss with any one counter party resulting from this type of credit risk is monitored on an ongoing basis.  (See "Shareholders’ Equity – Capped call transactions" note.)

Geographic Information

Geographic net sales based on customer ship-to location were as follows:

	2010	2009	2008

China	$3,294	$1,242	$1,372
United States	1,403	928	1,486
Asia Pacific (excluding China, Malaysia and Taiwan)	1,090	990	1,660
Malaysia	817	542	173
Europe	777	470	559
Taiwan	711	447	304
Other	390	184	287
	$8,482	$4,803	$5,841

Net property, plant and equipment by geographic area were as follows:

	2010	2009	2008

United States	$3,925	$4,679	$6,012
Singapore	2,161	2,066	2,345
Italy	173	180	259
Israel	111	--	--
China	90	48	24
Japan	81	112	171
Other	60	4	8
	$6,601	$7,089	$8,819

Patent License Agreement with Samsung Electronics Co. Ltd.

On October 1, 2010, we entered into a 10-year patent cross-license agreement with Samsung Electronics Co. Ltd. ("Samsung").  Under the agreement, Samsung will pay us $275 million, with $200 million paid in October 2010, $40 million due January 31, 2011 and $35 million due March 31, 2011.  The license is a life-of-patents license for existing patents and applications, and a 10-year term license for all other patents.

Quarterly Financial Information (Unaudited)
(in millions except per share amounts)

2010	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Net sales	$2,493	$2,288	$1,961	$1,740
Gross margin	781	848	642	443
Operating income	433	540	415	201
Net income	359	960	379	202
Net income attributable to Micron	342	939	365	204

Earnings per share:
Basic	$0.35	$1.06	$0.43	$0.24
Diluted	0.32	0.92	0.39	0.23

2009	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Net sales	$1,302	$1,106	$993	$1,402
Gross margin	169	107	(267)	(449)
Operating loss	(49)	(246)	(709)	(672)
Net loss	(114)	(334)	(814)	(731)
Net loss attributable to Micron	(100)	(301)	(763)	(718)

Loss per share:
Basic	$(0.12)	$(0.37)	$(0.99)	$(0.93)
Diluted	(0.12)	(0.37)	(0.99)	(0.93)

The results of operations for the third quarter of 2010 included a gain of $437 million for the acquisition of Numonyx.  (See "Numonyx Holdings B.V." note.)

The results of operations for the second quarter of 2009 included a charge of $58 million to write off all the goodwill associated with our Imaging segment.

The results of operations for the second and first quarters of 2009 included charges of $234 million and $369 million, respectively, to write down the carrying value of work in process and finished goods inventories of memory products (both DRAM and NAND Flash) to their estimated market values.  As charges to write down inventories are recorded in advance of when inventories are sold, gross margins in subsequent periods are higher than they would be otherwise.

In connection with the sale of a 65% interest in our Aptina business, in the third quarter of 2009, we recorded a charge of $53 million and in the fourth quarter, recorded a credit of $12 million to adjust the estimated loss to the final loss of $41 million.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
of Micron Technology, Inc.

In our opinion, the consolidated financial statements listed in the accompanying index appearing under Item 8 present fairly, in all material respects, the financial position of Micron Technology, Inc. and its subsidiaries at September 2, 2010 and September 3, 2009, and the results of their operations and their cash flows for each of the three years in the period ended September 2, 2010 in conformity with accounting principles generally accepted in the United States of America.  In addition, in our opinion, the financial statement schedule (not presented herein) listed in the accompanying index appearing under Item 8 of the Company's 2010 Annual Report on Form 10-K presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 2, 2010, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company's 2010 Annual Report on Form 10-K.  Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company's internal control over financial reporting based on our integrated audits.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in the Adjustment for Retrospective Application of New Accounting Standards note to the consolidated financial statements, the Company changed the manner in which it accounts for certain convertible debt instruments and the manner in which it accounts for noncontrolling interests effective September 4, 2009.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management's Report on Internal Control over Financial Reporting appearing under Item 9A, management has excluded Numonyx Holdings B.V. and its subsidiaries from its assessment of internal control over financial reporting as of September 2, 2010 because it was acquired by the Company in a purchase business combination during the year ended September 2, 2010.  We have also excluded Numonyx Holdings B.V. and its subsidiaries from our audit of internal control over financial reporting.  Numonyx Holdings B.V. is a wholly-owned subsidiary whose total assets and total revenues represent 14% and 7%, respectively, of the related consolidated financial statement amounts as of and for the year ended September 2, 2010.

/s/ PricewaterhouseCoopers LLP
San Jose, CA
October 26, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in reportable segments discussed in the Segment Information note, as to which the date is April 13, 2011.

MICRON TECHNOLOGY, INC.
SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
(in millions)

	Balance at Beginning of Year	Business Acquisitions	Charged (Credited) to Costs and Expenses	Deductions/ Write-Offs	Balance at End of Year

Allowance for Doubtful Accounts
Year ended September 2, 2010	$5	$1	$--	$(2)	$4
Year ended September 3, 2009	2	--	5	(2)	5
Year ended August 28, 2008	4	--	(1)	(1)	2

Deferred Tax Asset Valuation Allowance
Year ended September 2, 2010	$2,006	$63	$(424)	$(18)	$1,627
Year ended September 3, 2009	1,440	--	572	(6)	2,006
Year ended August 28, 2008	998	--	460	(18)	1,440